UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.   )

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☒	Definitive Proxy Statement
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☐	Soliciting Material Under Rule Pursuant to § 240.14a-12

SURMODICS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Surmodics, Inc.

Notice of 2022 Annual Meeting and

Proxy Statement

for February 10, 2022

SURMODICS

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date: February 10, 2022 Time: 4:00 p.m. (Minneapolis time) Webcast: www.virtualshareholdermeeting.com/SRDX22	Agenda:
	1.	Elect two (2) Class II directors;
	2.	Set the number of directors at six (6);
	3.	Ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year 2022;
	4.	Approve, in a non-binding advisory vote, the Company’s executive compensation; and
	5.	Approve an amendment to the Surmodics, Inc. 2019 Equity Incentive Plan.

The Annual Meeting of Shareholders of Surmodics, Inc. (the “Company”) will be held on February 10, 2022, at 4:00 p.m. (Minneapolis time), as a virtual meeting at www.virtualshareholdermeeting.com/SRDX22 where you will be able to listen to the meeting live, submit questions and vote online. We believe that a virtual shareholder meeting provides greater access to those who may want to attend and therefore have chosen this method for our annual meeting over an in-person meeting.

Only shareholders of record at the close of business on December 14, 2021, are entitled to receive notice of and to vote at the meeting or any adjournment of the meeting.

To vote your shares, we ask that you follow the instructions in the notice of internet availability of proxy materials or the proxy card that you received in the mail.

Your vote is very important. Whether or not you plan to attend the meeting, please vote at your earliest convenience. Prompt voting will save the Company the expense of further requests.

December 20, 2021

Very truly yours,

SUSAN E. KNIGHT

Chair of the Board

Eden Prairie, Minnesota

All shareholders are cordially invited to attend the virtual annual meeting of shareholders at: www.virtualshareholdermeeting.com/SRDX22.

Whether or not you expect to attend, please vote over the Internet at www.proxyvote.com or by telephone at 1-800-690-6903. Alternatively, you may request a paper proxy card, which you may complete, sign and return by mail.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on February 10, 2022:

The proxy statement and 2021 Annual Report are available at:  www.proxyvote.com.

SURMODICS, INC.	2022 PROXY STATEMENT

SURMODICS, INC.	2022 PROXY STATEMENT

PROXY STATEMENT

SURMODICS, INC.

9924 West 74th Street

Eden Prairie, Minnesota 55344

Annual Meeting of Shareholders

Date:	Time:	Website:
February 10, 2022	4:00 p.m. (Minneapolis time)	www.virtualshareholdermeeting.com/SRDX22

Agenda and Voting Recommendations

Proposals	Board Recommendation	Page
1) Elect two (2) Class II directors	FOR each nominee	8
2) Set the number of directors at six (6)	FOR	8
3) Ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year 2022	FOR	43
4) Advisory Vote on Executive Compensation	FOR	44
5) Approval of an amendment to the Surmodics, Inc. 2019 Equity Incentive Plan	FOR	45

SURMODICS, INC.	1	2022 PROXY STATEMENT

INTRODUCTION

This proxy statement is furnished to shareholders of the Company in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at the virtual annual meeting of shareholders to be held on February 10, 2022 (the “Annual Meeting”), at 4:00 p.m. Central Standard Time, or any adjournments or postponements thereof. This proxy statement and the form of proxy, along with the annual report on Form 10-K for the fiscal year ended September 30, 2021 (the “Annual Report”), is being first sent or given to shareholders on or about December 20, 2021. The Company also expects that the Notice Regarding Availability of Proxy Materials (the “Notice”) will first be sent to shareholders on or about December 20, 2021. The mailing address of the Company’s principal executive offices is 9924 West 74th Street, Eden Prairie, Minnesota 55344.

Solicitation of Proxies

The Company will pay all solicitation expenses in connection with this proxy statement and related proxy soliciting material of the Board, including the preparation and assembly of the proxies and soliciting material. In addition to the use of the mails, proxies may be solicited personally or by mail, telephone, fax or by our directors, officers and regular employees who will not be additionally compensated for any such services.

If You Hold Your Shares in “Street Name”

If you hold your shares in “street name”, e.g., through a bank, broker or other holder of record (a “custodian”), your custodian is required to vote your shares on your behalf in accordance with your instructions. If you do not give instructions to your custodian, your custodian will not be permitted to vote your shares with respect to “non-routine” items. Please note that if you intend to vote your street name shares at the Annual Meeting, you must provide a “legal proxy” from your custodian at the Annual Meeting.

Revocation of a Proxy

Any shareholder giving a Proxy may revoke it at any time prior to its use at the meeting by giving written notice of the revocation to the Secretary of the Company, or by submitting a subsequent Proxy by internet, telephone or mail. Attendance at the virtual meeting is not, by itself, sufficient to revoke a Proxy unless written notice of the revocation or a subsequent Proxy is delivered to the Secretary of the Company before the revoked or superseded Proxy is used at the virtual meeting. Proxies not revoked will be voted in accordance with the choices specified by shareholders on the Proxy for that purpose.

Requesting Paper Copies and Voting

Pursuant to Securities and Exchange Commission (the “SEC”) rules related to the availability of proxy materials, we have chosen to make our proxy statement and related materials, including our Annual Report, available online to our shareholders and, as permitted by the rules, paper copies of these materials will only be provided upon request. We are providing to our shareholders (other than those who previously requested electronic or paper delivery) the Notice, which contains instructions on how to access this proxy statement and related materials online. If your shares are held in “street name”, the Notice will be forwarded to you by your custodian. If you received the Notice by mail, you will not automatically receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review all of the important information contained in the proxy materials. The Notice also instructs you on how you may vote your shares, including via the internet. If you previously requested electronic delivery, you will still receive an e-mail providing you the Notice, and if you previously requested paper delivery, you will still receive a paper copy of the proxy materials by mail.

SURMODICS, INC.	2	2022 PROXY STATEMENT

INTRODUCTION

Participation in the Annual Meeting

On the day of our Annual Meeting, we recommend that you log into our virtual meeting at least 15 minutes prior to the scheduled start time to ensure that you can access the meeting. If you wish to submit a question, type your question into the “Ask a Question” field and click “Submit.” Questions related directly to the Annual Meeting will be answered during our virtual meeting, subject to time constraints. Any questions pertinent to meeting matters that cannot be answered during the meeting due to time constraints will posted online and answered on our website at www.surmodics.com under the “Investors” tab. The questions and answers will be available as soon as practical after the meeting and will remain available until one week after the posting.

SURMODICS, INC.	3	2022 PROXY STATEMENT

OUTSTANDING SHARES AND VOTING RIGHTS

The Board of Directors of the Company has fixed December 14, 2021, as the record date for determining shareholders entitled to vote at the Annual Meeting. Persons who were not shareholders on such date will not be allowed to vote at the Annual Meeting. At the close of business on December 14, 2021, 13,975,286 shares of the Company’s common stock were issued and outstanding. Common stock is the only outstanding class of capital stock of the Company entitled to vote at the meeting. Each share of common stock is entitled to one vote on each matter to be voted upon at the meeting. Holders of common stock are not entitled to cumulative voting rights. If a shareholder votes, the shares will be counted as part of the quorum.

Vote Required

The affirmative vote of a plurality of the shares of common stock present at the Annual Meeting (including by proxy) and entitled to vote is required for the election to the Board of each of the nominees for director. Shareholders do not have the right to cumulate their votes in the election of directors. “Plurality” means that the individuals who receive the greatest number of votes cast “For” are elected as directors. Accordingly, the two nominees for director receiving the highest vote totals will be elected as directors of the Company.

The vote to approve our executive compensation is advisory and not binding on our Board of Directors. However, our Board will consider our shareholders to have approved our executive compensation if the number of votes “For” Proposal 4 exceeds the number of votes “Against” Proposal 4.

The affirmative vote of the holders of the greater of (1) a majority of the shares of our common stock present (including by proxy) and entitled to vote on the proposal or (2) a majority of the minimum number of shares entitled to vote that would constitute a quorum for the transaction of business at the meeting is required for approval of the proposals presented in this proxy statement, except for Proposals 1 and 4. Abstention with respect to the election of directors and the advisory vote on executive compensation will not have any effect on the outcome of these proposals. Abstention with respect to any proposal other than the election of directors and the advisory vote on executive compensation will have the effect of casting a negative vote on that proposal. A shareholder who does not vote at the Annual Meeting on a proposal (including by proxy) is not deemed to be present for the purpose of determining whether a proposal has been approved.

Custodians cannot vote on their customers’ behalf on “non-routine” proposals such as Proposal 1 related to the election of directors, Proposal 2 related to board size, Proposal 4 related to executive compensation, and Proposal 5 related to an amendment to the Surmodics, Inc. 2019 Equity Incentive Plan. Because custodians require their customers’ direction to vote on such non-routine matters, it is critical that shareholders provide their custodians with voting instructions. On the other hand, Proposal 3, ratification of the appointment of our independent registered public accounting firm, is a “routine” matter for which custodians do not need voting instruction in order to vote shares.

For vote requirement purposes for Proposals 1, 2, 4, and 5, broker non-votes are considered to be shares present by proxy at the Annual Meeting but are not considered to be shares “entitled to vote” or “votes cast” on such items at the Annual Meeting.

SURMODICS, INC.	4	2022 PROXY STATEMENT

OUTSTANDING SHARES AND VOTING RIGHTS

How You Can Vote

You may vote in one of the following ways:

By Internet before the Annual Meeting:

You may access the website at www.proxyvote.com to cast your vote 24 hours a day, 7 days a week. You will need your control number found in the Notice or proxy card. Follow the instructions provided to obtain your records and create an electronic ballot.

By mail:	If you request a paper proxy card, mark, sign and date each proxy card you receive and return it in the postage-paid envelope provided or to the location indicated on the proxy card.
By telephone:	If you request a paper proxy card, you may cast your vote by telephone at 1-800-690-6903. You will need your control number found on your proxy card.
By Internet at the Annual Meeting:

If you are a shareholder of record, you may attend the Annual Meeting and vote your shares at www.virtualshareholdermeeting.com/SRDX22 during the meeting. You will need your control number found in the Notice or proxy card.

SURMODICS, INC.	5	2022 PROXY STATEMENT

PRINCIPAL SHAREHOLDERS

The following table provides information concerning persons known to the Company to be the beneficial owners of more than 5% of the Company’s outstanding common stock as of December 14, 2021. Unless otherwise indicated, the shareholders listed in the table have sole voting and investment power with respect to the shares indicated.

Name and Address of Beneficial Owner	Amount and Nature of Shares Beneficially Owned		Percent of Class(1)

BlackRock, Inc. 55 East 52nd Street New York, NY 10055	2,216,768	(2)	15.9%
Trigran Investments, Inc. 630 Dundee Rd., Suite 230 Northbrook, IL 60062	1,782,386	(3)	12.8%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	923,417	(4)	6.6%
Renaissance Technologies LLC 800 Third Avenue New York, NY 10022	885,838	(5)	6.3%
Wellington Management Group LLP and Wellington Trust Company, NA 280 Congress Street Boston, MA 02210	717,015	(6)	5.1%

(1)

In accordance with the requirements of the SEC, Percent of Class for a person or entity is calculated based on outstanding shares plus shares deemed beneficially owned by that person or entity by virtue of the right to acquire such shares as of December 14, 2021, or within sixty days of such date.

(2)

Based on a Schedule 13G filed on January 25, 2021 by BlackRock, Inc., which reported sole voting power and sole dispositive power as follows: sole voting power — 2,200,164 shares; and sole dispositive power — 2,216,768 shares.

(3)

Based on a Schedule 13G filed on February 11, 2021 by Trigran Investments, Inc., which reported shared voting power, and shared dispositive power, on behalf of itself and its affiliates Douglas Granat, Lawrence A. Oberman, Steven G. Simon, Bradley F. Simon and Steven R. Monieson, as follows: shared voting power — 1,782,386 shares; and shared dispositive power — 1,782,386 shares.

(4)

Based on a Schedule 13G filed on February 10, 2021 by The Vanguard Group, which reported shared voting power, sole dispositive power, and shared dispositive power as follows: shared voting power — 30,210 shares; sole dispositive power — 882,282 shares; and shared dispositive power — 41,135 shares.

(5)

Based on a Schedule 13G filed on February 11, 2021 by Renaissance Technologies LLC, which reported sole voting power and sole dispositive power as follows: sole voting power — 835,300 shares; and sole dispositive power — 885,838 shares.

(6)

Based on the following: (i) Schedule 13G filed on February 4, 2021 by Wellington Management Group LLP, which reported sole voting power and sole dispositive power as follows: sole voting power — 717,015 shares; and sole dispositive power — 717,015 shares; and (ii) Schedule 13G filed on February 15, 2021 by Wellington Trust Company, NA, which reported shared voting power and shared dispositive power as follows: shared voting power — 700,170 shares; and shared dispositive power — 700,170 shares. The Schedule 13G filed by Wellington Management Group LLP appears to include the shares reported on the Schedule 13G filed by Wellington Trust Company, NA.

SURMODICS, INC.	6	2022 PROXY STATEMENT

MANAGEMENT SHAREHOLDINGS

The following table sets forth the number of shares of common stock beneficially owned as of December 14, 2021, by each executive officer of the Company named in the Summary Compensation Table, by each current director of the Company and by all directors and executive officers (including the NEOs) as a group. Unless otherwise indicated, the shareholders listed in the table have sole voting and investment power with respect to the shares indicated.

Name of Beneficial Owner or Identity of Group	Current Holdings(1)	Acquirable within 60 days(2)	Aggregate Number of Common Shares Beneficially Owned	Percent of Class(3)

Gary R. Maharaj	158,733	144,787	303,520	2.1%
Timothy J. Arens(4)	64,595	47,181	111,776	*
Teryl L.W. Sides	20,494	35,343	55,837	*
Joseph J. Stich	48,339	79,857	128,196	*
Gordon S. Weber	11,265	7,356	18,621	*
Susan E. Knight	28,714	27,034	55,748	*
José H. Bedoya	22,817	23,360	46,177	*
David R. Dantzker, M.D.	30,821	23,360	54,181	*
Ronald B. Kalich	25,339	23,360	48,699	*
Lisa W. Heine	8,291	12,427	20,718	*
All executive officers and directors as a group (12 persons)	469,874	492,779	962,653	6.7%

*	Less than 1%
(1)	Includes restricted stock units and deferred stock units that are vested on December 14, 2021, or will become vested within 60 days thereafter.
(2)	Includes shares issuable upon the exercise of stock options that are exercisable on December 14, 2021, or within 60 days thereafter.
(3)	See footnote (1) to preceding table.
(4)	Includes options transferred during fiscal 2018 pursuant to a qualified domestic relations order.

SURMODICS, INC.	7	2022 PROXY STATEMENT

ELECTION OF DIRECTORS

(Proposals #1 and #2)

General Information

The Bylaws of the Company provide that the number of directors, which shall not be less than three, shall be determined annually by the shareholders. The Company’s Corporate Governance and Nominating Committee and Board of Directors have recommended that the number of directors be set at six (6) at the Annual Meeting.

The Bylaws also provide for the election of three classes of directors with terms staggered so as to require the election of only one class of directors each year, and further that each class be equal in number, or as nearly as possible. Only directors who currently are members of Class II are nominated for election at the Annual Meeting. Each Class II director will serve a three-year term and, therefore, will hold office until the Company’s 2025 annual meeting of shareholders and until his or her successor has been duly elected and qualified, or until his or her resignation or removal from office. The terms of Class III and Class I directors continue until the 2023 and 2024 annual meetings, respectively.

The Corporate Governance and Nominating Committee has recommended, and the Board of Directors selected, Ronald B. Kalich and Gary R. Maharaj as the Board’s nominees for election as Class II directors. Each of these nominees has indicated a willingness to serve as a director if elected and has consented to be named in the proxy statement. Brief biographical profiles of Messrs. Kalich and Maharaj are provided below. A Proxy will be voted for each of such nominees unless the Proxy withholds a vote for one or both nominees. If, prior to the meeting, it should become known that either of the nominees will be unable to serve as a director after the meeting by reason of death, incapacity or other unexpected occurrence, the Proxies will be voted for such substitute nominee as is recommended or selected by the Corporate Governance and Nominating Committee and the Board of Directors or, alternatively, not voted for any nominee. The Board of Directors has no reason to believe that any nominee will be unable to serve.

Under the Company’s Corporate Governance Guidelines, it is a policy of the Board that a director shall offer to retire from the Board effective at the conclusion of the Annual Meeting following his or her seventy-second birthday. In this circumstance, the Corporate Governance and Nominating Committee will review the appropriateness of such director’s continuation on the Board, and recommend to the Board whether, in light of all the circumstances, the Board should accept the director’s proposed retirement. Under this policy, Mr. Kalich, who attained the age of seventy-two following the conclusion of fiscal 2019, offered to retire at the conclusion of the Company’s 2020 annual meeting. The Board, based upon the recommendation of the Corporate Governance and Nominating Committee, determined it appropriate for Mr. Kalich to continue his service on the Board given his substantial experience and familiarity with the Company and the Board, and his executive and board leadership experience. The Corporate Governance and Nominating Committee and the Board considered the same factors when determining to recommend and select Mr. Kalich for re-election at the Annual Meeting.

A plurality of votes cast is required for the election of directors. However, under our Corporate Governance Guidelines, any nominee for director in an uncontested election (i.e., an election where the only nominees are those recommended by the Board of Directors) who receives a greater number of votes “withheld” from his or her election than votes “for” such election (a “Majority Withheld Vote”) will, within five business days of the certification of the shareholder vote by the inspector of elections, tender a written offer to resign from the Board. The Corporate Governance and Nominating Committee will promptly consider the resignation offer and recommend to the Board of Directors whether to accept it. The Corporate Governance and Nominating Committee will consider all factors its members deem relevant in considering whether to recommend acceptance or rejection of the resignation offer, including, without limitation:

•	the perceived reasons why shareholders withheld votes ‘for’ election from the director;
•	the length of service and qualifications of the director;
•	the director’s contributions to the Company;
•	compliance with listing standards;
•	the purpose of this provision of the Corporate Governance Guidelines; and
•	the best interests of the Company and its shareholders.

Any director who tenders his or her offer to resign from the Board pursuant to this provision shall not participate in the Corporate Governance and Nominating Committee or Board deliberations regarding whether to accept the offer of resignation. The Board will

SURMODICS, INC.	8	2022 PROXY STATEMENT

ELECTION OF DIRECTORS (Proposals #1 and #2)

act on the Corporate Governance and Nominating Committee’s recommendation within 90 days following the certification of the shareholder vote by the inspector of elections, which action may include, without limitation:

•	acceptance of the offer of resignation;
•	adoption of measures intended to address the perceived issues underlying the Majority Withheld Vote; or
•	rejection of the resignation offer.

Thereafter, the Board will disclose its decision whether to accept the director’s resignation offer and the reasons for rejecting the offer, if applicable, in a Current Report on Form 8-K to be filed with the SEC within four business days of the Board’s determination.

The following information is provided with respect to each director whose term will continue after the Annual Meeting and each director nominee:

					Committee Membership
Name and Position(1)	Age	Gender	Director Since	Class	Audit(2)	Organization and Compensation	Corporate Governance and Nominating
José H. Bedoya Director	65	M	2002	III		•
David R. Dantzker, M.D. Director	78	M	2011	I	•		•
Lisa W. Heine Director	58	F	2017	I		•	•
Ronald B. Kalich Director	74	M	2014	II		•
Susan E. Knight Chair of the Board	67	F	2008	III	•
Gary R. Maharaj Director, President and CEO	58	M	2010	II

Committee Chair
(1)	The Board has determined that, with the exception of Mr. Maharaj, all of our directors are independent directors in accordance with rules of The Nasdaq Stock Market.
(2)	The Board of Directors has determined that Mr. Kalich and Ms. Knight qualify as an “audit committee financial expert” under federal securities laws.

Board Diversity

GENDER	TENURE	AGE

SURMODICS, INC.	9	2022 PROXY STATEMENT

ELECTION OF DIRECTORS (Proposals #1 and #2)

Director Nominees and Continuing Directors

José H. Bedoya

Age 65
Director since 2002
Class III Committees •Corporate Governance and Nominating (Chair) •Organization and Compensation

Mr. Bedoya is the former President and Chief Executive Officer of Otologics, LLC, a company which had been focused on the development of therapies for hearing loss, a position he held from 1996 until 2015. Otologics filed for Chapter 11 bankruptcy protection in July 2012. From 1986 to 1996, Mr. Bedoya held a number of positions at Storz Instrument Company, then a division of American Cyanamid and later a division of American Home Products, including Director of Operations, Director of Research and Director of Commercial Development. Prior to that, he served as Vice President of Research and Development for Bausch & Lomb’s surgical division.

Key Skills and Qualifications

Mr. Bedoya brings to the Board significant business, operational and management experience in the medical device, medical instruments and related industries. Additionally, his experience brings executive decision making, analytical and strategic planning skills gained as a chief executive.

David R. Dantzker, M.D.

Age 78
Director since 2011
Class I Committees •Organization and Compensation (Chair) •Audit •Corporate Governance and Nominating

Dr. Dantzker has been a Partner at Wheatley MedTech Partners L.P., a venture capital fund, since 2001. He manages Wheatley’s Life Science and Healthcare investments. From 1997 to 2000, Dr. Dantzker was President of North Shore-LIJ Health System, a large academic health care system. He also co-founded the North Shore-LIJ Research Institute to direct and coordinate basic science research for the North Shore-LIJ Health System. He is a former Chair of the American Board of Internal Medicine, the largest physician-certifying board in the United States. Dr. Dantzker served on the board of directors of Datascope Corp. from January 2008 until its sale in January 2009. Dr. Dantzker holds a B.A. in Biology from New York University, and received his M.D. from the State University of New York at Buffalo School of Medicine. He sits on the board of directors of Oligomerix, Inc., a Wheatley MedTech portfolio company. Dr. Dantzker is Vice Chair and Chief Medical Officer of Origin, Inc., and a senior advisor to Valience Health in Mumbai, India. He served on the board of Comprehensive Clinical Development, an entity that filed for Chapter 11 bankruptcy protection in March 2013. Dr. Dantzker has also served on the faculty and in leadership positions of four major research-oriented medical schools, has authored or co-authored 130 research papers and five textbooks and is an internationally recognized expert in the area of pulmonary medicine and critical care.

Key Skills and Qualifications

His extensive management experience in a variety of roles, and board leadership experience, as well as his extensive knowledge of the medical industry, enable Dr. Dantzker to provide the Company with valuable general management and executive insights.

SURMODICS, INC.	10	2022 PROXY STATEMENT

ELECTION OF DIRECTORS (Proposals #1 and #2)

Lisa Wipperman Heine

Age 58
Director since 2017
Class I Committees •Organization and Compensation •Corporate Governance and Nominating

Ms. Heine served as the President and Chief Executive Officer of PreCardia, Inc., an early-stage medical technology company developing an innovative catheter-based intervention for the treatment of acute decompensated heart failure, from January 2019 until May 2021, when the company was sold to Abiomed, Inc., a heart-failure treatment medical device company.  Ms. Heine serviced in a transition management role for Abiomed, Inc. from May 2021 until December 2021. From 2015 to 2019, Ms. Heine served as Chief Operating Officer of Mitralign, Inc., a venture backed medical technology company focused on transcatheter heart valve annuloplasty. From 2014 to 2015, Ms. Heine was Founder and Principal at deArca Strategic Solutions, LLC, a consulting firm focused on helping medical technology companies assess, develop and execute strategies related to market opportunities and technology adoption. From 2007 to 2014, Ms. Heine served in various executive and management positions with Covidien plc, which was a global health care products company and manufacturer of medical devices and supplies, last serving as Global Vice President of Medical Affairs, Vascular Therapies from 2013 to 2014, and Global Vice President of Clinical Affairs, Vascular Therapies from 2011 to 2012. Since June 2018, she has been a director of Natus Medical Incorporated (“Natus”), a medical device company that engages in the development, manufacture, and marketing of products for the detection, monitoring, treatment, and tracking of medical disorders in newborns and children, and serves as a member of the compensation committee, innovation and quality committee and nominating and governance committee.

Key Skills and Qualifications

Ms. Heine is qualified to serve on our Board due to her extensive management experience in a variety of executive roles at medical device companies, and her expertise relating to clinical affairs strategy and operations, healthcare economics, policy and reimbursement.

Ronald B. Kalich

Age 74
Director since 2014
Class II Committees •Audit (Chair) •Organization and Compensation

Mr. Kalich has been a private investor since 2007. Since 2018, he has served as chair of the board of directors of Motion Solutions, Inc., a leading supplier of high-tech precision linear motion products for the medical and health sciences industries. Since 2015, he has served on the Advisory Board of Balon Corporation, a leading supplier of precision valves for the global petroleum industry. From 2000 to 2007, he served as a Director and as President and Chief Executive Officer of FastenTech, Inc., a provider of highly engineered aerospace-grade, specialized and application-specific components. From 1999 to 2000, he served as President and Chief Executive Officer of National-Standard Company, a manufacturer and distributor of wire and wire-related products. From 1994 to 1999, he served as President and Chief Executive Officer of Getz Bro’s. & Co., Inc., a provider of healthcare, consumer, chemicals, and food processing products. He is also a past Chairman and Director of Arizant, Inc. (from 2005 to 2010).

Key Skills and Qualifications

Mr. Kalich is qualified to serve on our Board due to his executive and board leadership experience, and his extensive business, operational and management experience. Mr. Kalich’s experience in multiple industries, together with his management experience in a variety of roles, enables him to provide the Board with valuable general management and executive insights. Mr. Kalich qualifies as an “audit committee financial expert” as defined by SEC rules.

SURMODICS, INC.	11	2022 PROXY STATEMENT

ELECTION OF DIRECTORS (Proposals #1 and #2)

Susan E. Knight

Age 67
Director since 2008
Class III Committees •Audit

Ms. Knight is the former Senior Vice President and Chief Financial Officer of MTS Systems Corporation (“MTS”), a leading global supplier of test systems and industrial position sensors, a position that she held from 2011 to 2014. From 2001 until 2011, she served as Vice President and Chief Financial Officer of MTS. Prior to her positions with MTS, Ms. Knight served in various executive and management positions with Honeywell Inc., last serving as the Chief Financial Officer of the global Home and Building Controls division. Since December 2017, she has served on the Children’s Minnesota Hospital Board Finance Committee, and Ms. Knight has been a member of the Mairs & Power Funds Trust Board of Trustees since January 2018. Ms. Knight served on the board of the Greater Metropolitan Housing Corporation from 2000 to 2016, where she was the chair of the board from 2012 to 2015, and chair of the audit committee from 2003 to 2012. Ms. Knight also served on the board of Plato Learning, Inc., from 2006 to 2010, where she served on the audit committee, including as Chair from 2009 to 2010, and on the governance and nominating and a special committee from 2009 to 2010.

Key Skills and Qualifications

As a former Chief Financial Officer of a publicly traded company, Ms. Knight brings significant audit, financial reporting, corporate finance and risk management experience to the Board. She has extensive understanding of the Board’s role and responsibilities based on her prior service on the board of another public company. Ms. Knight qualifies as an “audit committee financial expert” as defined by SEC rules.

Gary R. Maharaj

Age 58
Director since 2010
Class I Committees •None

Mr. Maharaj has served as a director and our President and Chief Executive Officer since December 2010. Prior to joining the Company, Mr. Maharaj served as President and Chief Executive Officer of Arizant Inc., a provider of patient temperature management systems in hospital operating rooms, from 2006 to 2010. Previously, Mr. Maharaj served in several senior level management positions for Augustine Medical, Inc. (predecessor to Arizant Inc.) from 1996 to 2006, including Vice President of Marketing, and Vice President of Research and Development. During his 34 years in the medical device industry, Mr. Maharaj has also served in various management and research positions for the orthopedic implant and rehabilitation divisions of Smith & Nephew, PLC. He served as a director of NVE Corporation, a publicly held technology company from 2014 to August 2021.

Key Skills and Qualifications

Mr. Maharaj brings to the Board strong experience in the medical technology industry, as well as leadership, strategic planning, and operating experience gained as a chief executive officer of a medical technology company.

The Board of Directors unanimously recommends that the shareholders vote FOR the election of each of the Board’s nominees and to set the number of directors at six.

SURMODICS, INC.	12	2022 PROXY STATEMENT

DIRECTOR COMPENSATION

The Company’s Board Compensation Policy (the “Policy”) provides cash and equity compensation to our non-employee directors for their service on the Board and its committees as discussed below. On a periodic basis, the Organization and Compensation Committee reviews the Policy to ensure that the level of compensation is appropriate to attract and retain a diverse group of directors with the breadth of experience necessary to perform our Board’s duties and to compensate our directors fairly for their services. The review includes the consideration of qualitative and comparative factors. To ensure directors are compensated relative to the scope of their responsibilities, the Organization and Compensation Committee considers: (1) the time and effort involved in preparing for Board and committee meetings and the additional duties assumed by committee chairs and our Board chair; (2) the risks associated with fulfilling fiduciary duties; and (3) the compensation paid to directors at the same peer group of companies used to assess the competitiveness of our executive compensation programs (as discussed below).

Cash Compensation. During fiscal 2021, each of our non-employee directors was paid an annual retainer of $45,000. Our non-employee directors were also eligible to receive additional annual retainers as follows:

•	the chair of the Board received an additional annual cash retainer of $40,000;
•	the chair of the Audit Committee received an additional annual cash retainer of $20,000, and the non-chair members of that committee received an additional annual cash retainer of $10,000;
•

the chair of the Organization and Compensation Committee received an additional annual cash retainer of $15,000, and the non-chair members of that committee received an additional annual cash retainer of $6,500; and

•

the chair of the Corporate Governance and Nominating Committee received an additional annual cash retainer of $10,000, and the non-chair members of that committee received an additional annual cash retainer of $5,000.

The cash retainers are paid quarterly following the completion of each calendar quarter. However, the cash retainers are reduced by 25% if a non-employee director does not attend at least 75% of the total meetings of the Board and board committees on which such director served during the year.

Equity Compensation. In addition to the cash compensation described above, each of our non-employee directors receives stock awards as compensation for their service on the Board. Upon a director’s initial election or appointment to the Board, such director will receive an equity award having a grant date value of $115,000, one-half of such award will be in the form of a nonqualified stock option to purchase shares of the Company’s common stock (as estimated using the Black-Scholes option pricing model as of the date of the grant) and the other half will be in the form of restricted stock units (“RSUs”). On an annual basis thereafter, each non-employee director (other than the Board chair) will receive an equity award having a grant value of $115,000 and the Board chair will receive an equity award having a grant value of $124,000, one-half of such award will be in the form of stock options and the other half will be in the form of RSUs. The value of the first annual equity grant following a director’s initial election or appointment to the Board will be pro-rated based on such director’s length of service on the Board during the preceding 12-month period. Equity awards granted to our non-employee directors in fiscal 2021 (a) were granted on the date of the Company’s 2021 annual meeting of shareholders, (b) vest ratably on a monthly basis, and (c) with respect RSUs become fully vested on the earlier of the 12-month anniversary of the grant date, or the date of the next year’s annual meeting. Stock options (i) have a seven-year term, and (ii) have an exercise price equal to the fair market value of the Company’s common stock on the date of grant.

Stock in Lieu of Cash Compensation. A director may elect annually to receive all or a portion of their cash retainers in the form of deferred stock units that are vested upon issuance (“DSUs”). Each DSU award will be granted on the date any regular annual cash retainer would have otherwise been paid and the number of units covered by such award will be determined using the fair market value of the Company’s common stock on such date. Each such DSU award would be settled in shares of the Company’s common stock after the non-employee director leaves the Board.

Dividend Equivalents. RSU and DSU awards granted prior to fiscal 2015 include dividend equivalent rights. To the extent the Company pays a dividend, non-employee directors with RSU or DSU awards granted prior to fiscal 2015 will have the right to receive dividend equivalents for each RSU and DSU held by such director on the record date for the payment of such dividend. The dividend equivalents will be treated as reinvested in an additional number of RSUs and DSUs, which will be determined by dividing

SURMODICS, INC.	13	2022 PROXY STATEMENT

DIRECTOR COMPENSATION

(a) the cash amount of any such dividend that would have been paid if the RSUs held by the director were outstanding shares of Company stock by (b) the fair market value of the Company’s common stock (i.e., the closing price) on the applicable dividend payment date. RSU and DSU awards granted after October 1, 2014 do not include dividend equivalent rights.

Non-Employee Director Stock Ownership. The Board of Directors has established equity ownership guidelines for all non-

employee directors. For a description of the equity ownership guidelines, see “Corporate Governance — Equity Ownership Guidelines.”

Other Compensation. All non-employee directors are reimbursed for their reasonable travel-related expenses incurred in attending board and committee meetings.

Summary of Fiscal 2021 Director Compensation

The Director Compensation table below reflects all compensation awarded to, earned by or paid to the Company’s non-employee directors during fiscal 2021. Compensation for Gary R. Maharaj, our President and Chief Executive Officer, is set forth below under the heading “Executive Compensation and Other Information.”

Director	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(4)	Option Awards ($)(3)(4)	Total Compensation ($)

Susan E. Knight	95,000	62,000	62,000	219,000
José H. Bedoya	61,500	57,500	57,500	176,500
David R. Dantzker, M.D.	75,000	57,500	57,500	190,000
Lisa W. Heine	56,500	57,500	57,500	171,500
Ronald B. Kalich	71,500	57,500	57,500	186,500
Shawn T. McCormick(5)	15,000	—	—	15,000

(1)

Represents the amount of cash retainers earned by or paid to directors in fiscal 2021 for Board and committee service. The following directors elected to receive all or a portion of their respective cash compensation in the form of DSUs, which election resulted in the following number of fully vested DSUs being granted during fiscal 2021: Dr. Dantzker, 1,466, and Mr. Kalich, 1,378, which number of shares were determined using the aggregate grant date value computed in accordance with Accounting Standards Codification Topic 718, Compensation – Stock Compensation (“ASC 718”).

(2)	Reflects the aggregate grant date fair value dollar amount of RSUs granted in fiscal 2021 computed in accordance with ASC 718.
(3)	Reflects the aggregate grant date fair value dollar amount of stock option awards granted in fiscal 2021 computed in accordance with ASC 718.
(4)	The aggregate number of stock options, RSUs and DSUs held by each of our non-employee directors as of September 30, 2021, was as follows:

Director	Stock Options	Restricted Stock Units	Deferred Stock Units

Susan E. Knight	27,034	11,721	—
José H. Bedoya	28,936	10,610	8,430
David R. Dantzker, M.D.	28,936	10,610	15,027
Lisa W. Heine	12,427	4,941	—
Ronald B. Kalich	23,360	8,738	10,184

(5)	Mr. McCormick resigned from the Board effective December 14, 2020.

SURMODICS, INC.	14	2022 PROXY STATEMENT

CORPORATE GOVERNANCE

The Company’s business affairs are conducted under the direction of the Board of Directors in accordance with the Minnesota Business Corporation Act and the Company’s Articles of Incorporation and Bylaws. Certain corporate governance practices that the Company follows are summarized below.

Code of Ethics and Business Conduct

We have adopted the Surmodics Code of Ethics and Business Conduct (the “Code of Conduct”), which applies to our directors, officers and employees. The Code of Conduct is publicly available on our website at www.surmodics.com under the caption Investors/Corporate Governance. If we make any substantive amendments to the Code of Conduct or grant any waiver, including any implicit waiver from a provision of the Code of Conduct, to our directors or executive officers, we will disclose the nature of such amendment or waiver on a Current Report on Form 8-K.

Corporate Governance Guidelines

The Board has adopted a set of Corporate Governance Guidelines (the “Guidelines”). The Corporate Governance and Nominating Committee is responsible for overseeing the Guidelines and annually reviews them and makes recommendations to the Board concerning corporate governance matters. The Board may amend, waive, suspend, or repeal any of the Guidelines at any time, with or without public notice, as it determines necessary or appropriate in the exercise of the Board’s judgment or fiduciary duties. We have posted the Guidelines on our website at www.surmodics.com under the caption Investors/Corporate Governance.

Board Evaluation

The Board and each of its committees follow a process, overseen by the Corporate Governance and Nominating Committee, to determine their effectiveness and opportunities for improvement. Our Guidelines provide that the Board will annually evaluate its performance to determine whether the Board, its committees and its individual members are functioning effectively. Typically, the evaluation process involves each director completing an assessment questionnaire soliciting feedback regarding the effectiveness of the Board and any committee on which the director serves, and opportunities for improvement. Alternatively, the Board or any of its committees may, without the use of questionnaires, engage in discussions concerning their effectiveness. In any event, for both the Board and the relevant committee, the evaluation process is intended to solicit feedback from directors across several areas, including:

• improving prioritization of issues;

• improving the quality of presentations from management;

• improving the quality of Board or committee discussions on key matters;

• maintaining an effective relationship between the Board and management;

• identifying how specific issues in the past year could have been handled better;

• identifying specific issues that should be discussed in the future; and

• identifying any other matter of importance to Board or committee functioning.

The Board and each committee, as the case may be, review the results of the assessments and identify areas of focus for future years and any necessary follow-up actions.

SURMODICS, INC.	15	2022 PROXY STATEMENT

CORPORATE GOVERNANCE

Board Role in Risk Oversight

Our Board of Directors, in exercising its overall responsibility to oversee the management of our business, has an active and ongoing role in the management of the risks of our business and considers risks when reviewing the Company’s strategic plan, financial results, corporate development activities, legal and regulatory matters. The Board satisfies this responsibility through regular reports directly from officers responsible for oversight of particular risks within the Company. The Board’s risk management oversight also includes full and open communications with management to review the adequacy and functionality of the risk management processes used by management. In addition, the Board of Directors uses its committees to assist in its risk oversight responsibility as follows:

• The Audit Committee assists the Board of Directors in its oversight of the integrity of the financial reporting of the Company and its compliance with applicable legal and regulatory requirements. It also oversees our internal controls and compliance activities. The Audit Committee discusses risk assessment and management topics, as well as the Company’s major financial and business risk exposures and the steps management has undertaken to monitor and control such exposures. It also meets privately with representatives from the Company’s internal auditors and independent registered public accounting firm.

• The Organization and Compensation Committee assists the Board of Directors in its oversight of risk relating to the Company’s compensation policies and practices.

Periodically, the Organization and Compensation Committee reviews the Company’s compensation policies, programs and procedures, including the incentives they create and mitigating factors that may reduce the likelihood of excessive risk taking, to determine whether they present a significant risk to the Company. In its most recent review, the Organization and Compensation Committee assessed risk factors associated with specific compensation programs, as well as enterprise-level compensation risk factors. The program-specific risk factors assessed included payout potential, payout as a percentage of total compensation, risk of manipulation, overall plan design and market appropriateness. Enterprise-level risk factors evaluated included the overall compensation mix, consistency between annual and long-term objectives as well as metrics, achievability of performance goals without undue risk-taking, the relationship of long-term awards to the Company’s pay philosophy, stock ownership requirements, the weighting and duration of performance metrics, and the interaction of compensation plans with the Company’s financial performance and strategy. Based on this review, the Organization and Compensation Committee concluded that the Company’s compensation policies, programs and procedures are not reasonably likely to have a material adverse effect on the Company.

Board Leadership Structure

Our Board currently separates the offices of Chair of our Board and CEO by appointing an independent, non-executive chair. While we do not have a written policy with respect to separation of these roles, our Board believes that an independent Board chair permits our CEO to focus on managing his day-to-day responsibilities to our company and facilitates our Board’s independent oversight of our executive officers’ management of strategic direction, operational execution, and business risk, thereby better protecting shareholder value. Ms. Knight serves as our non-executive Board chair. Ms. Knight (a) manages and provides leadership to the Board of Directors, (b) through the Chief Executive Officer, acts as a direct liaison between the Board and the management of the Company, and (c) presides at all meetings of the shareholders and of the Board, including executive sessions of our independent directors.

SURMODICS, INC.	16	2022 PROXY STATEMENT

CORPORATE GOVERNANCE

Related Person Transaction Approval Policy

Our Board of Directors has adopted a written policy for transactions with related persons, as defined in Item 404 of SEC Regulation S-K, which sets forth our policies and procedures for the review, approval or ratification of transactions with related persons who are subject to the policy. Our policy applies to any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we are a participant and a related person has a direct or indirect interest. Our policy, however, exempts the following:

• our payments of compensation to a related person for that person’s service to us in the capacity or capacities that give rise to the person’s status as a “related person”;

• transactions available to all of our shareholders on the same terms; and

• transactions that, when aggregated with the amount of all other transactions between the related person and the Company, involve less than $120,000 in a fiscal year.

We consider the following persons to be related persons under the policy:

• all of our officers and directors;

• any nominee for director;

• any immediate family member of any of our directors, nominees for director or executive officers; and

• any holder of more than 5% of our common stock, or an immediate family member of any such holder.

The Audit Committee of our Board of Directors must approve any related person transaction subject to this policy before commencement of the related person transaction. The Audit Committee will analyze the following factors, in addition to any other factors the Audit Committee deems appropriate, in determining whether to approve a related person transaction:

• whether the terms are fair to the Company;

• whether the transaction is material to the Company;

• the role the related person has played in arranging the related person transaction;

• the structure of the related person transaction; and

• the interests of all related persons in the related person transaction.

The Audit Committee may, in its sole discretion, approve or deny any related person transaction. Approval of a related person transaction may be conditioned upon the Company and the related person taking any actions that the Audit Committee deems appropriate.

If one of our executive officers becomes aware of a related person transaction that has not previously been approved under the policy:

• if the transaction is pending or ongoing, it will be submitted to the Audit Committee promptly and the Audit Committee will consider the transaction in light of the standards of approval listed above. Based on this evaluation, the committee will consider all options, including approval, ratification, amendment, denial or termination of the related person transaction; and

• if the transaction is completed, the Audit Committee will evaluate the transaction in accordance with the same standards to determine whether to ratify the transaction, or whether rescission of the transaction is appropriate and feasible.

Transactions with Related Persons. Kimberly Brastad is the sister of Teryl L.W. Sides, our Senior Vice President of Product Development and Chief Marketing Officer, and an executive officer of the Company. We employ Ms. Brastad as our Senior Director of Business Analytics, Data Analysis & Intelligence. Her aggregate compensation in fiscal 2021 exceeded $120,000. Ms. Brastad’s fiscal 2021 aggregate compensation was approved by the Audit Committee of the Board.

SURMODICS, INC.	17	2022 PROXY STATEMENT

CORPORATE GOVERNANCE

Equity Ownership Guidelines

Our Board believes that ownership of significant amounts of our stock by our executive officers and directors will help align their interests with those of our shareholders. To that end, our Board has adopted equity ownership guidelines for our directors and executive officers at the level of vice president or above:

• five times the annual base salary for our Chief Executive Officer;

• three times the annual base salary for our other executive officers at the level of vice president or above (other than our CEO); and

• five times each non-employee director’s annual cash retainer (excluding any additional retainers provided based on role or committee service).

Until the applicable ownership requirement set forth above is attained, (a) executive officers subject to the guidelines (other than the CEO) are required to retain ownership of 50% of the “net shares” (as defined below) received, and (b) our CEO and non-employee directors are required to retain ownership of 75% of the net shares received. Once the applicable ownership requirement has been attained, it must continue to be met following any disposition of net shares by a non-employee director and any executive officer subject to the policy. “Net shares” is defined as the number of shares of the Company’s common stock that remain after the exercise of stock options or the vesting of restricted or performance shares less the number of shares that are sold or netted against the award to pay any applicable exercise price, state or federal income taxes, or withholding taxes. Shares that count toward meeting the ownership requirements consist of shares owned outright (directly or indirectly), restricted stock or restricted stock units (whether or not vested), and deferred shares or deferred stock units (whether or not vested). Shares that do not count toward meeting the stock ownership requirements include unexercised stock options. As of September 30, 2021, all of our non-employee directors and all of our executive officers subject to the policy have attained the minimum level of ownership set forth in the guidelines, with the exception of Ms. Sides (who joined our company in November 2018), Ms. Sultana (who joined our company in February 2020), and Mr. Weber (who joined our company in May 2020). We believe that these executives are continuing to make satisfactory progress towards the minimum level of ownership set forth in the guidelines.

The Company does not have a hedging policy at this time.

Majority of Independent Directors; Committees of Independent Directors

Board of Directors has determined that Mss. Heine and Knight, and Messrs. Bedoya, and Kalich, and Dr. Dantzker, who constitute all of our current directors other than Mr. Maharaj, are independent directors in accordance with rules of The Nasdaq Stock Market since none of them is believed to have any relationships that, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Mr. Maharaj is not considered independent under the applicable rules of The Nasdaq Stock Market because he serves as an executive officer of the Company.

Each member of the Company’s Audit Committee, Organization and Compensation Committee, and Corporate Governance and Nominating Committee has been determined, in the opinion of the Board of Directors, to be independent in accordance with the applicable rules of The Nasdaq Stock Market.

Committee and Board Meetings

The Company’s Board of Directors has three standing committees: the Audit Committee, the Organization and Compensation Committee, and the Corporate Governance and Nominating Committee. Each committee is comprised entirely of independent directors, as currently required under the SEC’s rules and regulations and the Nasdaq listing standards, and each committee is governed by a written charter approved by the Board. These charters form an integral part of our corporate governance policies, and a copy of each charter is available on our website at www.surmodics.com under the caption Investors/Corporate

Governance. Ms. Knight is a member of our Audit Committee and an ex-officio member of the Organization and Compensation Committee, and Corporate Governance and Nominating Committee, attending and participating at the meetings of those committees. During fiscal 2021, the Board of Directors held eight meetings and the standing committees had the number of meetings noted below. Each director attended (in person or electronically) 100% of the total number of meetings of the Board and of the committee(s) on which he or she served in fiscal year 2021. The principal functions of our standing committees are described below.

SURMODICS, INC.	18	2022 PROXY STATEMENT

CORPORATE GOVERNANCE

Audit Committee Members: Ronald B. Kalich (Chair) David R. Dantzker, M.D. Susan E. Knight Meetings held in fiscal 2021: 5

The Audit Committee is responsible for reviewing the quality and integrity of the Company’s financial reports, the Company’s compliance with legal and regulatory requirements, the independence, qualifications and performance of the Company’s independent auditor, oversight of the Company’s related person transaction policy, and the performance of the Company’s internal audit function and its accounting and reporting processes. The Board of Directors and the Audit Committee believe that the Audit Committee’s composition satisfies the rules of The Nasdaq Stock Market that governs audit committee composition, including the requirement that audit committee members all be “independent directors” as that term is defined by the rules of The Nasdaq Stock Market. Additionally, the Board of Directors has determined that Ronald B. Kalich and Susan E. Knight each qualify as an “audit committee financial expert” under federal securities laws.

Pursuant to its written charter, the Audit Committee is required to pre-approve the audit and non-audit services performed by the Company’s independent auditors in order to ensure that the provision of such services does not impair the auditor’s independence. The Audit Committee also has a pre-approval policy which requires that unless a particular service to be performed by the Company’s independent auditors has received general pre-approval by the Audit Committee, each service provided must be specifically pre-approved. Any proposed services exceeding pre-approved cost levels will require specific pre-approval by the Audit Committee. In addition, the Audit Committee may delegate pre-approval authority to the Chair of the Audit Committee, who will then report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

Organization and Compensation Committee Members: David R. Dantzker, M.D. (Chair) José H. Bedoya Lisa W. Heine Ronald B. Kalich Meetings held in fiscal 2021: 5

The Organization and Compensation Committee is responsible for matters relating to executive compensation, organizational planning, succession planning at the executive level, key employee compensation programs, director compensation, and corporate culture programs.

Under the terms of its charter, the Organization and Compensation Committee has the authority to engage the services of outside advisors and experts to assist the Committee. The Committee engaged Pay Governance LLC, an independent compensation consulting firm, to advise it on matters related to executive and director compensation. A description of the Committee’s use of the independent compensation consultant is set forth in “Compensation Discussion and Analysis — Establishing Executive Compensation; Independent Compensation Consultant.” In connection with their engagement, the Committee determined that Pay Governance was independent taking into consideration the factors required by the Nasdaq listing standards and applicable SEC rules.

SURMODICS, INC.	19	2022 PROXY STATEMENT

CORPORATE GOVERNANCE

Corporate Governance and Nominating Committee; Procedures and Policy Members: José H. Bedoya (Chair) David R. Dantzker, M.D. Lisa W. Heine Meetings held in fiscal 2021: 4

The Corporate Governance and Nominating Committee is responsible for identifying individuals qualified to become Board members, recommending to the Board the director nominees for election to the Board, recommending to the Board corporate governance guidelines applicable to the Company, and leading the Board and its committees in their annual performance review process.

The Corporate Governance and Nominating Committee will consider candidates recommended from a variety of sources, including nominees recommended by the Board, management, shareholders, and others. Moreover, while we do not have a formal diversity policy, to ensure that the Board benefits from diverse perspectives, the Committee seeks qualified nominees from a variety of backgrounds, including candidates of gender and ethnic diversity. Four of the Board’s six directors are diverse — two women and two individuals with diverse ethnic backgrounds. Moreover, our directors have diverse business and professional backgrounds, including experience in academic administration, public company, and private company settings. In general, the Corporate Governance and Nominating Committee considers the following factors and qualifications in determining the composition of the Board:

• the appropriate size and the diversity of the Company’s Board of Directors;

• the needs of the Board with respect to the particular talents and experience of its directors;

• the knowledge, skills and experience of nominees, including experience in the industry in which the Company operates, business, finance, management or public service, in light of prevailing business conditions and the knowledge, skills and experience already possessed by other members of the Board;

• familiarity with domestic and international business matters;

• age, legal and regulatory requirements;

• experience with accounting rules and practices;

• appreciation of the relationship of the Company’s business to the changing needs of society; and

• the desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members.

The Corporate Governance and Nominating Committee will consider the attributes of the candidates and the needs of the Board and will review all candidates in the same manner, regardless of the source of the recommendation. A shareholder wishing to recommend a candidate for our Board of Directors should send their recommendation in writing to the address specified under “Procedures for Shareholder Communications to Directors” below.

SURMODICS, INC.	20	2022 PROXY STATEMENT

CORPORATE GOVERNANCE

A shareholder who wishes to nominate one or more directors must provide a written nomination to the Corporate Secretary at the address set forth below. Notice of a nomination must include:

with respect to the shareholder:

• name, address, the class and number of shares such shareholder owns;

with respect to the nominee:

• name, age, business address and residence address;

• current principal occupation;

• five-year employment history with employer names and a description of the employer’s business;

• the number of shares beneficially owned by the nominee;

• whether such nominee can read and understand basic financial statements; and

• membership on other boards of directors, if any.

The nomination must be accompanied by a written consent of the nominee to stand for election and to serve if elected by the shareholders. The Company may require any nominee to furnish additional information that may be needed to determine the qualifications of the nominee. Such nomination must be submitted to the Corporate Secretary no later than ninety (90) days prior to the first anniversary of the date of the preceding year’s annual meeting of shareholders.

The Corporate Governance and Nominating Committee believes that candidates for directors should have certain minimum qualifications, including being able to read and understand basic financial statements, having familiarity with the Company’s business and industry, having high moral character and mature judgment, being able to work collegially with others, and not currently serving on more than three boards of directors of public companies. The Corporate Governance and Nominating Committee may modify these minimum qualifications from time to time.

The Guidelines state that a director shall offer to retire from the Board effective at the conclusion of the Annual Meeting following his or her seventy-second birthday. The Corporate Governance and Nominating Committee reviews the appropriateness of such director’s continuation on the Board, and recommends to the Board whether, in light of all the circumstances, the Board should accept such proposed retirement. Under this policy, Dr. Dantzker, who attained the age of seventy-two during fiscal 2015, offered to retire at the conclusion of the Company’s 2016 annual meeting. Dr. Dantzker’s current term on the Board will expire at the conclusion of the Company’s 2024 annual meeting. Similarly, under this policy, Mr. Kalich, who attained the age of seventy-two during fiscal 2020, offered to retire at the conclusion of the Company’s 2020 annual meeting. Mr. Kalich’s current term will expire at the conclusion of the Company’s 2022 annual meeting.

It is also the policy of the Board that every director should notify the Chair of his or her retirement, of any change in employer, and of any other significant change in the director’s principal professional occupation, and in connection with any such change, offer to submit his or her resignation from the Board for consideration by the Corporate Governance and Nominating Committee. The Board, upon recommendation from the Corporate Governance and Nominating Committee, then may consider the continued appropriateness of board membership of such director under the new circumstances and the action, if any, to be taken with respect to the offer to submit his or her resignation.

SURMODICS, INC.	21	2022 PROXY STATEMENT

CORPORATE GOVERNANCE

Procedures for Shareholder Communications to Directors

Shareholders may communicate directly with the Board of Directors. All communications should be directed to our Corporate Secretary at the address below and should prominently indicate on the outside of the envelope that it is intended for the Board of Directors or for non-management directors. If no director is specified, the communication will be forwarded to the entire Board. Shareholder communications to the Board should be sent to:

Corporate Secretary

Attention: Board of Directors

Surmodics, Inc.

9924 West 74th Street

Eden Prairie, MN 55344-3523

Director Annual Meeting Attendance Policy

The Chair of the Board is expected to attend annual meetings of shareholders and relay relevant shareholder communication to the remainder of the Board. Chair Knight attended the last annual meeting of shareholders, which was held on February 11, 2021.

No other director attended the last annual meeting of shareholders in a manner in which shareholders could communicate with the director. The Board does not have a formal policy regarding directors’ attendance at the Company’s annual meetings of shareholders.

SURMODICS, INC.	22	2022 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

Overview

Our Organization and Compensation Committee, or the Committee, reviews and approves our executive compensation programs. The following discussion and analysis describes the material elements of compensation awarded to, earned by, or paid to our executive officers, including our named executive officers (our “NEOs”), during fiscal 2021. Our NEOs are determined in accordance with SEC rules. For fiscal 2021, our NEOs were:

NEO	Title
Gary R. Maharaj	President and Chief Executive Officer
Timothy J. Arens	Senior Vice President of Finance and Information Technology and Chief Financial Officer
Teryl L.W. Sides	Senior Vice President of Product Development and Chief Marketing Officer
Joseph J. Stich	Senior Vice President and General Manager of Human Resources and In Vitro Diagnostics
Gordon S. Weber	Senior Vice President of Legal, General Counsel and Secretary

Executive Summary

The Committee believes our executive compensation programs reflect a strong pay-for-performance philosophy and are well-aligned with the short- and long-term interests of shareholders.

Fiscal 2021 Performance Highlights. We believe that our executive compensation programs are aligned with our performance and the objectives of our compensation philosophy (discussed below), as highlighted by the following factors:

•	Overall, we were pleased with our fiscal 2021 performance, even while facing ongoing environmental challenges due to the COVID‑19 pandemic.
•

Over the last several years, we have been executing a strategy to expand our medical device business to offer vascular intervention products. During fiscal 2021, we made significant progress executing this strategy, including as follows:

✓

In the first quarter, six-month data from the AVESS first-in-human (FIH) study of our Avess™ AV Fistula drug-coated balloon (“DCB”) was presented at the Vascular Interventional Advances (VIVA) 2020 virtual conference demonstrating that target lesion patency at 30 days and six months was 100 percent and 90.9 percent, respectively, and only one re-intervention was required within six months.

✓	In the second quarter, 12-month data from the TRANSCEND clinical trial of our SurVeil™ DCB was presented at the Leipzig
Interventional Course (LINC) 2021 virtual event demonstrating that the primary safety endpoint and primary efficacy endpoint for the trial had been met.
✓	Also in the second quarter, we completed enrollment in the SWING first-in-human clinical trial for our Sundance™ below-the-knee DCB.
✓	Also in the second quarter, we had the first clinical use of our Sublime™ Radial Access Guide Sheath and Sublime Radial Access .014 RX PTA Dilatation Catheter.
✓	In the third quarter, we received clearance from the U.S. Food and Drug Administration (“FDA”) for our Sublime radial-access 0.018” PTA Dilatation Catheter.
✓	Also in the third quarter, we had the first clinical use of our Pounce™ Thrombus Retrieval System.
✓	Also in the third quarter, we submitted the fourth and final module of our premarket approval application for the SurVeil DCB to the FDA.
✓

In the fourth quarter, we expanded our portfolio of thrombectomy products with the acquisition of Vetex Medical Limited, which has developed a mechanical thrombectomy product for use in venous vascular beds that has both FDA clearance and Conformité Européenne (CE) Mark approval.

✓	Also in the fourth quarter, we received a 510(k) indication expansion for our Pounce Thrombus Retrieval System that extends its use to vessels as small as 3.5 mm.

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COMPENSATION DISCUSSION AND ANALYSIS

✓	Also in the fourth quarter, we had the first clinical use of our Sublime Radial Access .018 RX PTA Dilatation Catheter.
•	In addition to the strategic accomplishments noted above, overall, we were pleased with our financial results for fiscal 2021 in spite of ongoing COVID challenges. Our fiscal 2021 revenue was $105.1 million, an increase of 10.8% compared to fiscal 2020 revenue.

For a more detailed discussion of our fiscal 2021 results, please refer to the financial statements for the fiscal year ended September 30, 2021 included in our Annual Report.

Fiscal 2021 Executive Compensation Highlights. Highlights of our fiscal 2021 executive compensation program include the following:

•

Pay-for-Performance. A substantial portion of the compensation for each of our NEOs is tied to Company performance against objectives set by the Committee. As a group, approximately 67% of the target total compensation for our NEOs (base salary, target annual incentive and long-term equity awards based on grant date fair value) is provided in the form of variable, at-risk compensation.

•

Fiscal 2021 Annual Incentive Plan. We established rigorous financial and strategic objectives tied to the annual operating plan approved by the Company’s Board of Directors. Based on our performance relative to those objectives, the aggregate payout under the incentive plan was approximately 150.0% for the fiscal year.

•

Equity Incentive Awards. Beginning in fiscal 2018, the long-term incentive compensation for our executive officers has been provided in the form of stock options and restricted shares. The Committee determined, and continues to believe, that this mix is appropriate in light of the current stage of our vascular intervention products strategy and the alignment provided by these awards with the long-term nature of the strategic decisions that are being made in connection with that strategy.

•

Market-based Approach to Establishing Compensation. As a helpful reference point in making executive compensation decisions, the Committee utilizes market data from an appropriate and relevant group of peer companies. For fiscal 2021, the peer group consisted of 18 companies of comparative size (revenue, number of employees, and market capitalization) and business profile (generally medical device and equipment manufacturers and suppliers).

•

Shareholder Advisory Vote on Executive Compensation. At our annual meeting of shareholders held in February 2021, we held an advisory vote on executive compensation. Approximately 98% of our shareholders that voted on this proposal approved the compensation of our NEOs as disclosed in the proxy statement for that meeting. The Committee reviewed these final vote results and determined that, given the level of support, no material changes to our executive compensation policies and programs were necessary as a result of the advisory vote on executive compensation.

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COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation Governance Highlights. We believe that the following executive compensation-related practices, which were in effect during fiscal 2021, serve our shareholders’ long-term interests:

	What We Do		What We Don’t Do
✔	Maintain an executive compensation program designed to align pay with performance.	✘	No tax gross-ups or single-trigger equity acceleration upon a change of control.
✔	Structure a substantial portion of pay opportunities in the form of “at-risk” performance-based compensation.	✘	No excessive perquisites.
✔	Conduct an annual say-on-pay vote.	✘	No guaranteed bonuses.
✔	Maintain an incentive compensation clawback policy.	✘	No backdating or repricing of stock options.
✔	Utilize robust stock ownership guidelines for executive officers and directors.	✘	No supplemental executive retirement plans.
✔	Have double-trigger change of control severance arrangements.	✘	No hedging and pledging transactions by directors or executive officers.
✔	Retain an independent compensation consultant.
✔	Periodically conduct a compensation risk review.

Compensation Philosophy and Objectives

Our compensation philosophy is performance-based, and focuses on aligning the financial interests of our executive officers with those of our shareholders. Generally, this is accomplished by placing a substantial portion of our executive officers’ total compensation “at risk,” while providing overall compensation opportunities that are comparable to market levels. We provide our executive officers with a total compensation opportunity, including cash and equity elements, at levels competitive with those provided by comparable companies and within the middle range of comparative pay at peer companies when the Company achieves the targeted performance levels. Together, these elements provide a balanced focus on both short- and long-term goals while reinforcing our pay-for-performance philosophy. Specifically, our executive compensation programs are designed to:

•	attract, retain and motivate experienced and well-qualified executive officers who will enhance the Company’s operating and financial performance;
•	provide an overall compensation opportunity that rewards individual and corporate performance based on Company objectives that, if achieved, have the potential to enhance shareholder value; and
•	encourage executive stock ownership, through our equity ownership guidelines, to link a meaningful portion of compensation to the value of Surmodics common stock.

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COMPENSATION DISCUSSION AND ANALYSIS

Significant At-Risk Compensation. The charts below illustrate the fiscal 2021 target total compensation pay mix, comprised of base salary, target incentive opportunity under the fiscal 2021 cash incentive plan and fiscal 2021 long-term incentive awards (presented using their grant date fair values) for the Chief Executive Officer and other NEOs. As illustrated below, approximately 79% of our Chief Executive Officer’s and 65% of our other NEOs’ compensation was variable and at-risk.

A key aspect of the design of our incentive plans is the requirement that, in order for incentive compensation to be paid, our actual performance must achieve at least the threshold level of performance established for the applicable objectives. In years where our actual performance does not achieve the threshold level for the applicable objectives, no incentive compensation is paid. We believe this design reinforces our pay-for-performance philosophy. The table below provides the payouts under our incentive plans for each of our past five fiscal years and under our former performance share programs for each of the last three three-year performance periods of the program (reflecting corporate financial and strategic objectives). As previously disclosed, our performance share programs terminated at the end of fiscal 2019.

Annual Incentive Plans		Performance Share Programs

Fiscal Year	Payout	Performance Period	Payout	Shares Earned (1)

2021	150.0%
2020	121.4%
2019	92.2%	2017 - 2019	144.7%	67,660
2018	114.2%	2016 - 2018	128.3%	76,024
2017	108.6%	2015 - 2017	122.0%	51,469

(1)Shares were issued in the first quarter of the fiscal year following the end of the performance period in which they were earned.

A description of our fiscal 2021 annual incentive plan is provided below under the heading “Cash Incentive Compensation.”

Establishing Executive Compensation

The Committee evaluates our executive compensation programs annually and considers a number of factors when determining the compensation for the Company’s executive officers. In particular, the Committee considers the executive’s experience and qualifications, the scope of the executive’s responsibilities and ability to influence our performance, the competitiveness of the Company’s executive compensation programs, individual performance, and the executive’s current and historical compensation levels. The Committee receives input from our Chief Executive Officer concerning each officer’s individual performance. Additionally, to assist it in its review of executive compensation, the Committee has retained an independent compensation consultant.

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COMPENSATION DISCUSSION AND ANALYSIS

Independent Compensation Consultant. Since May 2016, the Committee has engaged Pay Governance LLC (the “Independent Consultant”), an independent compensation consulting firm, to provide consulting services on matters related to executive compensation, including consultation regarding (i) the competitiveness of our executive compensation programs relative to market practices and peer group data, (ii) the design and structure of our short- and long-term incentive programs, (iii) management recommended levels of compensation for NEOs other than the CEO, and (iv) consultation regarding proxy statement preparation and other executive compensation services as requested by the Committee. During its engagement, the Independent Consultant attended all of the regularly-scheduled meetings of the Committee, reported directly to the Committee, and, as necessary, communicated directly with the Committee without management present.

Executive Compensation Peer Companies and Competitive Market. The Committee assesses the competitiveness of our executive compensation programs relative to market practices and peer group data. It does not, however, base its decisions solely on such data. For fiscal 2021, the Committee selected the companies that constitute the peer group of companies (the “Peer Group”) after discussing various recommendations from the Independent Consultant. The Peer Group was selected using criteria designed to identify companies that reflect our size (measured by revenue, market capitalization, and other size measures) and business profile (generally medical device and equipment manufacturers and suppliers). Based on these criteria, the Committee approved the following Peer Group:

Anika Therapeutics Inc.	ConforMIS, Inc.	LeMaitre Vascular, Inc.
AtriCure, Inc.	CryoLife Inc.	OraSure Technologies, Inc.
Atrion Corp.	Cutera, Inc.	Rockwell Medical, Inc.
AxoGen, Inc.	GenMark Diagnostics, Inc.	Staar Surgical Company
Cardiovascular Systems Inc.	IntriCon Corporation	Tactile Systems Technology, Inc.
Cerus Corporation	Iridex Corporation	ViewRay, Inc.

With the assistance of the Independent Consultant, the Committee uses data from the Peer Group to establish a competitive market range (+/- 15% of the market 50th percentile) within which individual pay can be positioned. The Independent Consultant presents to the Committee an analysis that identifies the competitive market median range for each NEO based on their respective, or substantially similar, positions at companies within the Peer Group. In cases where the data from the Peer Group was unavailable or insufficient, a competitive market median range was derived from survey data reflecting companies of comparative size and business profile. Additionally, for certain of our NEOs, the competitive market position was adjusted to account for individual factors, such as scope of responsibility.

Role of Executive Officers. Our executive officers have no role in recommending or setting their own compensation. Our Chief Executive Officer makes recommendations for compensation for his direct reports (including base salary and target incentive levels) and provides input on their performance. He also provides input regarding financial and operating goals and metrics. Our Chief Financial Officer certifies the financial results used to determine the payouts for our annual incentive plan. The Committee considers, discusses, modifies as appropriate, and takes action on the management recommendations that are presented for review.

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COMPENSATION DISCUSSION AND ANALYSIS

Overview of Executive Compensation Components

The principal components of our executive compensation programs for fiscal 2021 consisted of annual cash compensation and long-term incentive compensation, and are generally shown in the diagram below. We also provide our executive officers with change of control benefits, and offer them participation in our 401(k) plan, health and welfare insurance programs, flexible spending accounts and certain other benefits available generally to all full-time employees.

Annual Cash Compensation

Annual cash compensation includes base salary and compensation available under our annual incentive plan. All of our cash compensation represents short-term compensation that is earned within a single fiscal year and paid in that fiscal year or shortly thereafter.

Base Salary. Base salaries provide a level of cash compensation to each executive intended to provide stability and reduce the incentive for excessive risk-taking. The Committee generally sets base salaries within a competitive range (i.e., +/- 15% of the market 50th percentile) of base salary levels for executives in comparable positions within the Peer Group. The range allows for pay decisions to take into account individual factors such as performance, potential, expertise, and experience. At the beginning of fiscal 2021, the Independent Consultant presented to the Committee an analysis that identified the median base salary ranges for each of our NEOs compared to their respective, or substantially similar, positions in the Peer Group. Using this approach, the Committee approved base pay increases for each of our NEOs.

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COMPENSATION DISCUSSION AND ANALYSIS

The following table shows the annualized base salaries for each of our NEOs for each of the past two fiscal years:

Executive	2020 Base Salary ($)	2021 Base Salary ($)(1)	Percent Increase

Gary R. Maharaj	588,900	606,600	3.0%
Timothy J. Arens	330,000	339,000	2.7%
Teryl L.W. Sides	370,000	381,100	3.0%
Joseph J. Stich	330,000	339,000	2.7%
Gordon S. Weber	330,000	339,000	2.7%

(1)

Reflects the base salary approved by the Committee at its first regularly scheduled meeting in fiscal 2021, which meeting occurred in November 2020. Changes in base salary typically become effective on January 1 of each year. As a result, the amount of salary actually received in any year may differ from the annual base salary amount shown above. The amount of base salary actually received during fiscal 2020 and fiscal 2021 is shown in the Summary Compensation Table below.

Cash Incentive Compensation. Cash incentive compensation for all of our employees, including our NEOs, was provided through a cash-based annual incentive plan. The annual incentive plan is designed to motivate our employees, including our executive officers, to achieve both short- and long-term goals that have the potential to significantly enhance shareholder value.

Target Incentive Opportunity. Consistent with our compensation philosophy and objectives, the Committee generally sets the target incentive opportunity within the median range for annual cash incentive target pay at our peer group. For fiscal 2021, based on its review of the market data, the Committee established a target incentive opportunity of 75% of base salary for our Chief Executive Officer and 45% of base salary for our other NEOs. The following table shows the fiscal 2021 target incentive opportunity for each of our NEOs:

	Incentive Opportunity

Executive	Percent (%)	Amount ($)(1)

Gary R. Maharaj	75.0	455,000
Timothy J. Arens	45.0	153,000
Teryl L.W. Sides	45.0	171,500
Joseph J. Stich	45.0	153,000
Gordon S. Weber	45.0	153,000

(1)

Amounts shown as calculated as a percentage of the base salary approved by the Committee at its first regularly scheduled meeting in fiscal 2021, which meeting occurred in November 2020. The incentive actually earned by each NEO (as shown in the Summary Compensation Table) is based on the base salary actually earned in fiscal 2021.

Fiscal Year 2021 Performance Objectives.  Performance under the annual incentive plan was based upon the achievement of financial objectives (weighted 60%) and strategic objectives (weighted 40%). The financial objectives for Messrs. Maharaj, Arens and Weber and Ms. Sides were based entirely on corporate financial objectives (as described below). The financial objectives for Mr. Stich were a combination of the same corporate financial objectives and business unit revenue, each weighted as provided below. The strategic objectives (as described below) reflected our fiscal 2021 corporate priorities. The Committee approved the targets for the financial objectives and the strategic objectives based on the annual operating plan for fiscal 2021 approved by our Board.

The corporate financial objectives were specified levels of adjusted revenue (weighted approximately 66.7% of the corporate financial objectives) and adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) (weighted approximately 33.3% of the corporate financial objectives). The Committee determined that these objectives were appropriate because they are financial metrics that are widely used by management, our Board, investors, and analysts to evaluate our performance. In addition, each executive officer can

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COMPENSATION DISCUSSION AND ANALYSIS

contribute (directly or indirectly) to the achievement of these objectives. The business unit financial objective for Mr. Stich was a specified level of revenue for our In Vitro Diagnostics business unit.

The following table shows the weighting of the financial objectives and strategic objectives as a percentage of the total incentive opportunity for each of our NEOs:

	Financial Objectives

Strategic Objectives	Corporate Revenue	Corporate EBITDA	Business Unit Revenue	Strategic Objectives

Gary R. Maharaj	40%	20%	n/a	40%
Timothy J. Arens	40%	20%	n/a	40%
Teryl L.W. Sides	40%	20%	n/a	40%
Joseph J. Stich	20%	10%	30%	40%
Gordon S. Weber	40%	20%	n/a	40%

For all of our executive officers, including our Chief Executive Officer, payouts associated with the financial objectives (if any) could range between 50% (at threshold) and 150% (at maximum) of the target opportunity based upon the actual performance against each measure. No payout would be available under the plan unless at least the threshold level of corporate EBITDA was achieved.

The strategic objectives (described below) were associated with our vascular intervention product strategy reflecting separate milestones generally within the following areas: (1) milestones associated with our drug-coated balloon programs and related clinical trials (constituting 30% of the incentive opportunity associated with the strategic objectives); (2) milestones associated with the development of our other proprietary products (constituting 50% of the incentive opportunity associated with the strategic objectives); and (3) a milestone related to improvement of our medical device products gross margins (constituting 20% of the incentive opportunity associated with the strategic objectives). In addition, the Committee approved (i) an enhancement to the strategic objectives of up to 50% of the target opportunity related to obtaining a milestone payment of $15 million under our agreement with Abbott for delivery to Abbott of the clinical study report and related materials from the TRANSCEND trial that demonstrated the primary safety and primary clinical endpoints of the trial were met, and (ii) an enhancement to the strategic objectives of up to 50% of the target opportunity related to obtaining premarket approval from the FDA for our SurVeil DCB. However, the Committee did not increase the overall maximum payout level associated with the strategic objectives in connection with adding these enhancements. The Committee determined that these objectives were appropriate because their achievement would have the potential to advance our vascular intervention products strategy and significantly enhance shareholder value. For all of our executive officers, including our Chief Executive Officer, payouts associated with the strategic objectives could range between 0% (if none of the objectives were achieved) and 150% (if all of the objectives were achieved) of the target incentive opportunity based upon which of the objectives were achieved, their respective target value, and the timing of completion relative to a specified target completion date.

Actual Performance.  At the Committee’s November 2021 meeting, the Committee confirmed the Company’s performance against the financial objectives and the strategic objectives. The achievement percentage associated with each financial objective was determined by interpolating actual performance within the applicable performance range. The achievement percentage associated with the strategic objectives was determined by multiplying a target value for each milestone by a performance factor based on exceeded, full, partial or no achievement of the milestone relative to a specified target completion date.

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COMPENSATION DISCUSSION AND ANALYSIS

Based on the Company’s performance, the Committee determined the payouts associated with the corporate financial objectives, business unit financial objectives, and strategic objectives as follows (all dollar values are in millions):

Corporate Financial Objectives	Weight (%)	Threshold ($)	Target ($)	Maximum ($)	Actual Performance(1) ($)	Achievement (%)

Corporate EBITDA	33.3	(14.8)	(11.1)	(7.3)	1.2	150.0
Corporate Revenue	67.7	79.7	86.1	92.6	93.8	150.0
				Combined Achievement:		150.0

Business Unit Financial Objectives	Threshold ($)	Target ($)	Maximum ($)	Actual Performance ($)	Achievement (%)

In Vitro Diagnostics Revenue	23.3	25.2	27.1	26.9	144.3

(1)

Amounts reflect the adjustments noted below under the heading “Adjustments for Significant Events”, which also includes information disclosing how the indicated actual performance financial objective amounts reconcile with amounts in the Company’s audited consolidated financial statements.

Strategic Objectives	Value (% of Target)	Actual Performance (% Achieved)		Achievement (% of Target)

Complete Clinical Trial Analyses	30.0	Exceeded Achievement	116.7	35.0
Advancement of our Radial Products	20.0	Exceeded Achievement	150.0	30.0
Medical Device Gross Margin Improvement	20.0	Full Achievement	100.0	20.0
Proprietary Product Development	30.0	Exceeded Achievement	150.0	45.0
Obtain Clinical Study Milestone Payment(1)	50.0	Full Achievement	100.0	50.0
Obtain FDA PMA for SurVeil DCB(1)	50.0	No Achievement	0.0	0.0
		Combined Achievement:		180.0

(1)	This objective represents an enhancement to our other strategic objectives that could increase the achievement level of those strategic objectives, but not above 150% of target.

Although the combined achievement level for our strategic objectives was 180%, payouts associated with the strategic objectives were limited to 150% in accordance with the design of the annual incentive plan. The overall achievement percentage for each executive was determined by adding the products of the assigned weighting and achievement percentage for each component. Using this methodology, the Committee approved the following overall achievement percentages:

	Corporate Financial Objectives		Business Unit Financial Objectives		Strategic Objectives		Overall

	Weight (%)	Achievement (%)	Weight (%)	Achievement (%)	Weight (%)	Achievement (%)	Achievement (%)

Gary R. Maharaj	60.0	150.0	n/a	n/a	40.0	150.0	150.0
Timothy J. Arens	60.0	150.0	n/a	n/a	40.0	150.0	150.0
Teryl L.W. Sides	60.0	150.0	n/a	n/a	40.0	150.0	150.0
Joseph J. Stich	30.0	150.0	30.0	144.0	40.0	150.0	148.3
Gordon S. Weber	60.0	150.0	n/a	n/a	40.0	150.0	150.0

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COMPENSATION DISCUSSION AND ANALYSIS

The actual incentive payouts were determined by multiplying the named executive officer’s eligible earnings by his target incentive opportunity, and then by the overall achievement percentage. The following table summarizes the compensation earned by our NEOs under the plan:

Executive	Target Payout (%)	Overall Achievement (%)	Actual Payout (%)	Actual Payout ($)

Gary R. Maharaj	75.0	150.0	112.5	677,419
Timothy J. Arens	45.0	150.0	67.5	227,762
Teryl L.W. Sides	45.0	150.0	67.5	255,369
Joseph J. Stich	45.0	148.3	66.7	224,725
Gordon S. Weber	45.0	150.0	67.5	227,762

Adjustments for Significant Events

The Company’s performance-based compensation plans require that when special events (such as, significant one-time revenue events, charges for expenses, acquisitions, divestitures, capital gains, or other adjustments) significantly impact operating results, this impact will be reviewed and evaluated by the Committee in determining the level of achievement of the corporate performance objectives. Committee review is required if the impact represents an amount that is five percent or greater of the Company’s prior year results for the corporate performance objectives. This provision benefits shareholders by allowing management to make decisions of material strategic importance without undue concern for impact on compensation. These adjustments can have both a positive and negative impact on award payouts.

In accordance with these principles, for fiscal 2021, the Committee approved several adjustments to the Company’s results for purposes of determining performance under our annual incentive plan. The following table provides detail on how to calculate certain non-GAAP amounts used in our annual incentive plan, and provides information on certain adjustments made in fiscal 2021 and a brief description of each adjustment:

Fiscal Year 2021 Adjustments to Financial Results Performance under Annual Incentive Plan

(in millions)(1)	Company Revenue

GAAP Revenue(2)	$105.1
Adjustments:
Revenue recognized on SurVeil DCB milestone payment(3)	(11.3)
Adjusted Revenue	$93.8

(in millions)(1)	EBITDA

EBITDA(4)	$14.6
Adjustments:
Revenue recognized on SurVeil DCB milestone payment(3)	(11.3)
Acquisition transaction, integration and operating costs(5)	1.5
CARES Act employee retention credit(6)	(3.6)
Adjusted EBITDA	$1.2

(1)	The amounts in this table have been rounded and, therefore, may not sum.
(2)	GAAP revenue, as reported.

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(3)

Pursuant to the terms of our agreement with Abbott for commercialization rights for the SurVeil DCB, in fiscal 2021, we received a $15.0 million milestone payment, of which $11.3 million was recognized as revenue during the period, for delivery to Abbott of the clinical study report and related materials from the TRANSCEND trial that demonstrated the primary safety and primary clinical endpoints of the trial were met. Revenue recognized during the period from the milestone payment was excluded from our financial performance for purposes of our annual incentive plan due to the unusual nature of the revenue.

(4)

Reflects the Company’s fiscal 2021 reported loss before income taxes of $(1.5) million adjusted to include a total of $7.3 million in depreciation and amortization expense and $0.1 in interest expense, less $(0.6) in investment income, net.

(5)	Represents expenses specifically associated with the business acquisition of Vetex Medical Limited.
(6)

Reflects the benefit recorded as a result of the employee retention credit that the Company filed for under the provisions of the Coronavirus Aid, Relief, and Economic Security Act (the "CARES Act") enacted in March 2020. The benefit during the period from the employee retention credit under the CARES Act was excluded from our financial performance for purposes of our annual incentive plan due to the unusual nature of the contra-expense.

Long-Term Incentive Compensation

Long-term incentive (“LTI”) compensation provides our executive officers with financial rewards based on the long-term performance of the Company. The Committee believes that this form of compensation promotes long-term retention and aligns the interests of our executive officers with those of our shareholders through stock ownership. Our LTI compensation consists of:

•

Stock Options. Stock options provide value only when the price of our Company’s stock appreciates over the grant price. The number of shares subject to the stock option is determined by dividing the target value of the award by the grant date fair value of the award estimated using the Black-Scholes valuation model. All stock options granted to our NEOs have an exercise price that is equal to the closing market price of our common stock on the date of grant, a seven-year term, and unless otherwise noted, vest in equal increments of 25% per year beginning on the first anniversary of the date of grant.

•

Restricted Shares. Restricted shares are shares that are subject to forfeiture if certain time-based restrictions are not met. Unless otherwise noted, all restricted shares granted to our NEOs vest ratably over a three-year period beginning on the first anniversary of the date of grant. The number of shares subject to the award is determined by dividing the target value by the closing market price of our common stock on the date of grant.

The Committee selects the type and mix of equity awards to be provided to our executive officers based on its assessment of the advantages provided by each award. The Committee also considers the forms and amounts of outstanding equity awards held by our NEOs, the financial accounting and tax treatment on our company, and the tax treatment to our NEOs, in determining the form and amount of equity compensation to award.

Using the same analytical approach described for annual base salary and short-term incentives, the Independent Consultant identifies a competitive market range for long-term incentive target pay for the CEO and each NEO. Target LTI is expressed as a dollar value from which the underlying shares subject to the LTI award are determined based on the grant date fair value (i.e., Black-Scholes, in the case of stock options, and market price at the close of business on the grant date, in the case of restricted shares). While the Committee considered the data from the Peer Group as a market check when setting the target long-term incentive opportunity, it does not base its decision solely on such data. The target long-term incentive opportunity for the annual grant to our executives (other than the CEO) was the same, reflecting our desire to encourage collaboration among our executive team and our view that each executive can contribute (directly or indirectly) to the achievement of our long-term objectives.

Fiscal 2021 LTI Compensation. In fiscal 2021, the long-term incentive compensation for our executive officers was provided in the form of stock options (constituting 60% of the target value) and restricted shares (constituting 40% of the target value). The Committee also believes that these awards align management’s interests with the long-term nature of the strategic decisions that are being made in connection with our vascular intervention products strategy, and will, as a result, enhance our ability to retain our executive management team as we execute our business strategy. In the future, the Committee will continue to evaluate and select the form and mix of long-term incentive

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COMPENSATION DISCUSSION AND ANALYSIS

compensation (which may include stock options, restricted shares, performance shares, or other long-term incentives) provided to our executive officers that it believes best accomplishes the goals discussed above.

The table below shows the target values of each LTI component provided to our NEOs:

Executive	Stock Options ($)(1)	Restricted Shares ($)(2)	Total Target LTI ($)

Gary R. Maharaj	1,000,000	650,000	1,650,000
Timothy J. Arens	240,000	160,000	400,000
Teryl L.W. Sides	240,000	160,000	400,000
Joseph J. Stich	240,000	160,000	400,000
Gordon S. Weber	240,000	160,000	400,000

(1)	Represents the grant date fair value of the stock options (as estimated using the Black-Scholes option pricing model) awarded to each executive officer.
(2)	Represents the grant date fair value of the restricted shares awarded to each executive officer.

Clawback Policy

In December 2015, based upon the recommendation of the Committee, the Board approved a clawback policy regarding the recovery of incentive compensation from our executive officers (including our NEOs) in certain circumstances. Under the policy, the Company will require reimbursement or forfeiture of all or a portion of any incentive-based compensation (including cash- or equity-based compensation) awarded to an executive officer of the Company where the Committee has determined that all of the following factors are present: (a) the Company is required to prepare an accounting restatement to correct an error that is material to previously issued financial statements, (b) the incentive-based compensation was granted, vested or earned based wholly or in part on the achievement of certain financial reporting measures that were affected by the restatement and such grant, vesting or earning occurred during the three completed fiscal years immediately preceding the date on which the Company is required to prepare the restatement, (c) the amount of incentive-based compensation granted to, vested in or earned by the executive officer was greater than the amount that otherwise would have been granted to, vested in or earned by the executive officer if determined based upon the restated financial results, and (d) fraud or intentional misconduct on the part of one or more current or former executive officers was a significant contributing factor to the restatement. In determining whether, in its discretion, there are appropriate circumstances to require such reimbursement, cancellation or recovery, the Committee can consider relevant facts and circumstances, including without limitation, the degree to which any particular executive officer was involved in the fraud or misconduct that contributed to the financial restatement, the extent to which any particular executive officer acted in the normal course of the executive officer’s duties and in good faith.

Change of Control Agreements

Compensation in a change of control situation is designed: (1) to protect the compensation already earned by executives and to ensure that they will be treated fairly in the event of a change of control; and (2) to help ensure the retention and dedicated attention of key executives critical to the ongoing operation of the Company. We believe shareholders will be best served if the interests of our executive officers are aligned with those of our shareholders. Consistent with these principles, we have provided each of our executive officers with change-of-control benefits so that our executive officers can focus on our business without the distraction of searching for new employment. None of the agreements providing these benefits require the Company to make excise tax gross-up payments upon a change of control. Moreover, the Committee has determined that it does not intend to enter into any agreements or arrangements that will require the Company to make excise tax gross-up payments to any person.

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COMPENSATION DISCUSSION AND ANALYSIS

The Company has entered agreements with our NEOs providing each of them with certain benefits payable if the Company undergoes a change of control (as defined in the agreements) and certain terminations occur. The term of these agreements extends until the twelve-month anniversary of the date on which a change of control occurs. Each agreement will automatically terminate and the executive will not be entitled to any of the compensation and benefits described in the agreement if, prior to a change of control occurring, the executive’s employment with the Company terminates for any reason or no reason, or if the executive no longer serves as an executive officer of the Company. No benefits are payable to an executive officer under the agreement unless both a change of control occurs, and the executive’s employment is terminated within 12 months after a change of control by the Company without cause, or by the executive for good reason. Absent a “change of control,” the agreements do not require the Company to retain the executives or to pay them any specified level of compensation or benefits. Our change of control agreements are discussed in more detail in the “Potential Payments Upon Termination or Change of Control” section of “Executive Compensation.”

Other Compensation

We provide our executive officers with the same benefits as our other full-time employees, including medical and insurance benefits and a 401(k) retirement plan.

Committee Consideration of the Company’s 2021 Shareholder Vote on Executive Compensation

When setting compensation, and in determining compensation policies, the Committee took into account the results of the shareholder advisory vote on executive compensation that took place in February 2021. In those votes, which were advisory and not binding, approximately 98% of our shareholders voting on this matter approved the compensation of our NEOs as disclosed in the proxy statement for the 2021 annual meeting of shareholders. The Committee believes that our executive compensation program has been tailored to our company’s business strategies, aligns pay with performance and reflects many of the best practices regarding executive compensation. The Committee will continue to consider shareholder sentiments about our core principles and objectives when determining executive compensation.

ORGANIZATION AND COMPENSATION COMMITTEE REPORT

The Organization and Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K for the year ended September 30, 2021 with management. Based on the foregoing reviews and discussions, the Committee recommended to the Board, and the Board has approved, that the Compensation Discussion and Analysis be included in the proxy statement for the 2022 Annual Meeting of Shareholders to be held on February 10, 2022.

Members of the Organization and

Compensation Committee:

David R. Dantzker, M.D. (chair)

José H. Bedoya

Lisa W. Heine

Ronald B. Kalich

SURMODICS, INC.	35	2022 PROXY STATEMENT

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary Compensation Table

The following table shows the compensation awarded to, earned by, or paid to our NEOs during the last three fiscal years. Refer to the Compensation Discussion and Analysis above to understand the elements used in setting the compensation for our NEOs.

Executive and Principal Position	Fiscal Year	Salary ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total Compensation ($)

Gary R. Maharaj	2021	602,150	650,000	1,000,000	677,419	8,700	2,938,269
President and Chief Executive Officer	2020	584,600	600,000	900,000	532,278	8,400	2,625,278
	2019	567,531	550,000	825,000	392,448	8,650	2,343,629
Timothy J. Arens	2021	337,425	160,000	240,000	227,762	6,810	971,997
Sr. Vice President of Finance and Information	2020	323,750	150,000	225,000	176,865	8,781	884,396
Technology and Chief Financial Officer	2019	291,474	165,000	230,000	120,932	9,149	816,555
Teryl L.W. Sides	2021	378,325	160,000	240,000	255,369	4,979	1,038,673
Sr. Vice President of Product Development	2020	344,936	230,000	345,000	188,438	5,335	1,113,709
and Chief Marketing Officer	2019	275,196	550,000	325,000	114,179	6,742	1,271,117
Joseph J. Stich(5)	2021	337,425	160,000	240,000	224,725	8,770	970,920
Sr. Vice President and General Manager of Human Resources and In Vitro Diagnostics	2020	318,900	150,000	225,000	180,816	9,039	883,755
Gordon S. Weber(6)	2021	337,425	160,000	240,000	227,762	8,484	973,671
Sr. Vice President of Legal, General Counsel and Secretary

(1)	Reflects base salary earned in each applicable period.
(2)

Reflects the aggregate grant date fair value of options and restricted stock in accordance with ASC 718. The ultimate payout value may be significantly more or less than the amounts shown, and could be zero, depending on the price of our common stock at the end of the restricted period or the expiration of stock options.

(3)	Represents amounts earned under the annual cash incentive plan for each applicable fiscal year, which is discussed in detail in Compensation Discussion and Analysis above.
(4)	Represents matching contributions made by the Company under our 401(k) Plan and amounts received under other benefit plans generally available to all employees.
(5)	Mr. Stitch was not an NEO in fiscal 2019.
(6)	Mr. Weber was not an NEO in either fiscal 2020 or 2019.

SURMODICS, INC.	36	2022 PROXY STATEMENT

EXECUTIVE COMPENSATION AND OTHER INFORMATION

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2021

The following table sets forth certain information concerning plan-based awards earned by or granted to each of our NEOs during fiscal 2021. Refer to the sections of Compensation Discussion and Analysis above relating to the annual incentive plan and the long-term incentive program to understand how plan-based awards are determined.

	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)				All Other Stock Awards: Number of Shares or	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Executive	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Units (#)(2)	Options (#)(3)	Awards ($/Sh)	Awards ($)(4)

Gary R. Maharaj		227,500	455,000	682,500	—	—	—	—
	11/30/20	—	—	—	17,361	—	—	650,000
	11/30/20	—	—	—	—	74,515	37.44	1,000,000
Timothy J. Arens		76,500	153,000	229,500	—	—	—	—
	11/30/20	—	—	—	4,273	—	—	160,000
	11/30/20	—	—	—	—	17,883	37.44	240,000
Teryl L.W. Sides		85,750	171,500	257,250	—	—	—	—
	11/30/20	—	—	—	4,273	—	—	160,000
	11/30/20	—	—	—	—	17,883	37.44	240,000
Joseph J. Stich		76,500	153,000	229,500	—	—	—	—
	11/30/20	—	—	—	4,273	—	—	160,000
	11/30/20	—	—	—	—	17,883	37.44	240,000
Gordon S. Weber		76,500	153,000	229,500	—	—	—	—
	11/30/20	—	—	—	4,273	—	—	160,000
	11/30/20	—	—	—	—	17,883	37.44	240,000

(1)

Represents the potential cash payments under the Company’s annual incentive plan at threshold, target and maximum performance based upon the base salaries approved by the Committee in November 2020. Under the terms of our annual cash incentive plan, results below the threshold level of performance would receive no award. For a further discussion of these awards, see “Compensation Discussion and Analysis — Annual Cash Compensation — Cash Incentive Compensation.”

(2)	Represents the number of restricted shares granted to each NEO as a component of such officer’s long-term incentive compensation.
(3)

Represents the number of stock options granted to each NEO as a component of such officer’s long-term incentive compensation. The exercise price of the stock options is equal to the closing price of our common stock on the date of grant.

(4)	Represents the aggregate grant date fair value of restricted stock awards and stock options in accordance with ASC 718.

SURMODICS, INC.	37	2022 PROXY STATEMENT

EXECUTIVE COMPENSATION AND OTHER INFORMATION

OUTSTANDING EQUITY AWARDS AT 2021 FISCAL YEAR-END

The table below reflects all equity awards made to each of the NEOs that were outstanding on September 30, 2021.

	Option Awards(1)					Stock Awards(2)
		Number of Securities Underlying					Shares or Units of Stock
	Option	Unexercised Options		Option	Option	Award	That Have Not Vested
	Grant	Exercisable	Unexercisable	Exercise	Expiration	Grant	Number	Market
Executive	Date	(#)	(#)	Price ($)	Date	Date	(#)	Value ($)(3)

Gary R. Maharaj	11/28/17	45,762	15,255	33.20	11/28/24	—	—	—
	11/27/18	22,536	22,537	56.63	11/27/25	11/27/18	3,237	179,977
	11/25/19	15,669	47,005	42.00	11/25/26	11/25/19	9,523	529,479
	11/30/20	—	74,515	37.44	11/30/27	11/30/20	17,361	965,272
Timothy J. Arens(4)	12/02/14	3,799	—	21.03	12/02/21	—	—	—
	12/17/15	5,469	—	20.25	12/17/22	—	—	—
	11/30/16	659	—	23.95	11/30/23	—	—	—
	11/28/17	13,835	4,612	33.20	11/28/24	—	—	—
	07/17/18	1,005	336	59.10	07/17/25	—	—	—
	11/27/18	5,326	5,327	56.63	11/27/25	11/27/18	765	42,534
	05/13/19	1,307	1,308	40.01	05/13/26	05/13/19	291	16,180
	11/25/19	3,917	11,751	42.00	11/25/26	11/25/19	2,381	132,384
	11/30/20	—	17,883	37.44	11/30/27	11/30/20	4,273	237,579
Teryl L.W. Sides	11/27/18	11,609	6,146	56.63	11/27/25	11/27/18	883	49,095
	11/25/19	3,917	20,107	42.00	11/25/26	11/25/19	4,285	238,246
	11/30/20	—	17,883	37.44	11/30/27	11/30/20	4,273	237,579
Joseph J. Stich	12/17/15	19,927	—	20.25	12/17/22	—	—	—
	11/30/16	17,121	—	23.95	11/30/23	—	—	—
	11/28/17	15,963	5,322	33.20	11/28/24	—	—	—
	11/27/18	6,146	6,146	56.63	11/27/25	11/27/18	883	49,095
	11/25/19	3,917	11,751	42.00	11/25/26	11/25/19	2,381	132,384
	11/30/20	—	17,883	37.44	11/30/27	11/30/20	4,273	237,579
Gordon S. Weber	05/12/20	2,885	8,653	36.23	05/12/27	05/12/20	1,840	102,304
	11/30/20	—	17,883	37.44	11/30/27	11/30/20	4,273	237,579

(1)

Stock option awards generally become exercisable in four equal increments beginning on the first anniversary of the date of grant, except that (i) the stock option award granted to Ms. Sides on November 27, 2018 becomes exercisable as follows:  4,894 shares on the first anniversary of the award, 6,715 shares on the second anniversary of the award, and 3,073 shares on each of the third and fourth anniversaries of the award; and (ii) the stock option award granted to Ms. Sides on November 25, 2019 becomes exercisable as follows:  3,917 shares on the first anniversary of the award, 12,273 shares on the second anniversary of the award, and 3,917 shares on each of the third and fourth anniversaries of the award.

(2)

Restricted stock awards granted generally vest in three equal installments beginning on the first anniversary of the date of grant, except that (i) the restricted stock award granted to Ms. Sides on November 27, 2018 vests as follows:  3,273 shares on the first anniversary of the award, 5,591 shares on the second anniversary of the award, and 883 shares on the third anniversary of the award; and (ii) the restricted stock award granted to Ms. Sides on November 25, 2019 vests as follows:  1,190 shares on the first anniversary of the award, 3,095 shares on the second anniversary of the award, and 1,190 shares on the third anniversary of the award.

(3)

The market value of restricted shares that have not vested equals the number of such shares multiplied by $55.60 per share, which was the closing price of the Company’s common stock as listed on the Nasdaq Global Select Market on September 30, 2021, the last day of our last fiscal year.

(4)	Includes stock options granted to Mr. Arens that were transferred during fiscal 2018 pursuant to a qualified domestic relations order.

SURMODICS, INC.	38	2022 PROXY STATEMENT

EXECUTIVE COMPENSATION AND OTHER INFORMATION

OPTION EXERCISES AND STOCK VESTED DURING FISCAL 2021

The table below includes information related to options exercised by each of the NEOs and stock awards that vested during fiscal 2021. The table also includes the value realized for such options and stock awards.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)

Gary R. Maharaj	82,264	2,591,168	12,317	475,194
Timothy J. Arens(3)	25,471	857,118	3,552	141,278
Teryl L.W. Sides	—	—	6,781	260,797
Joseph J. Stich	14,276	501,230	3,578	137,930
Gordon S. Weber	—	—	920	48,751

(1)	Value realized on exercise is equal to the difference between the market price of the underlying shares at exercise and the exercise price of the options.
(2)	Value realized on vesting is equal to the market price of the underlying shares at vesting.
(3)	Includes options transferred for value pursuant to a qualified domestic relations order.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

Arrangements with Mr. Maharaj. In connection with his hiring in December 2010, the Company entered into a Severance Agreement with Gary R. Maharaj, our President and Chief Executive Officer. Pursuant to the Severance Agreement, Mr. Maharaj will be eligible for certain severance benefits in the event that his employment is terminated by the Company without cause, or by him for good reason. In particular, in the event his employment is terminated by the Company without cause or by him with good reason, Mr. Maharaj will receive (1) a severance payment equal to twelve months of his then-current annual base salary, and (2) continuation coverage of life, health and dental benefits for up to 18 months. Further, in the event that Mr. Maharaj’s employment is terminated by the Company without cause and he is unable to secure subsequent employment primarily because of his obligations under the Non-Competition, Invention, Non-Disclosure Agreement, the Company will extend his base salary severance payments (not to exceed 12 additional months) so long as he is able to demonstrate that he is diligently seeking alternate employment.

Additionally, pursuant to the Severance Agreement, Mr. Maharaj will be provided with severance benefits in the event his employment with the Company is terminated following a change of control of the Company. If, within twelve months following the occurrence of a change of control, Mr. Maharaj’s employment with the Company is terminated either by the Company without cause, or by him for good reason, then Mr. Maharaj will receive: (1) a severance payment equal to two and one-half times the average cash compensation paid to him during the three most recent taxable years, and (2) continuation coverage of life, health or dental benefits for up to 18 months. In addition, any unvested portions of

Mr. Maharaj’s outstanding options will immediately vest and become exercisable, any remaining forfeiture provisions on his outstanding restricted stock awards will immediately lapse, and the target number of shares subject to his outstanding performance awards will immediately vest and become payable.

Arrangements with other Executives. In addition to the arrangements discussed above with respect to Mr. Maharaj, each of our other NEOs has entered into Change of Control Agreements with the Company. The term of these agreements extends until the twelve-month anniversary of the date on which a change of control occurs. Each agreement will automatically terminate and the executive will not be entitled to any of the compensation and benefits described in the agreement if, prior to a change of control occurring, the executive’s employment with the Company terminates for any reason or no reason, or if the executive no longer serves as an executive officer of the Company. Each executive will be provided with severance benefits in the event his employment with the Company is terminated following a “change of control” (as defined in the agreements) of the Company. If, within twelve months following the occurrence of a change of control, the executive’s employment with the Company is terminated either by the Company without cause, or by the executive for “good reason” (as defined in the agreements), then the executive will receive: (1) a severance payment equal to two times the sum of the executive’s (i) base salary in effect as of the date of the change of control termination, and (ii) an amount equal to the target short-term incentive opportunity for the year in which the change of control termination occurs; and (2) continuation coverage of life, health and dental benefits for up to 18 months. In addition, any unvested

SURMODICS, INC.	39	2022 PROXY STATEMENT

EXECUTIVE COMPENSATION AND OTHER INFORMATION

portions of the executive’s outstanding options or stock appreciation rights will immediately vest and become exercisable; any remaining forfeiture provisions associated with his or her outstanding restricted stock awards will immediately lapse; and all shares or units subject to all outstanding performance share awards shall become immediately vested and payable at the applicable target performance objectives. None of the Change of Control Agreements includes provisions requiring the Company to make an excise tax gross up payment. If the severance benefits payable to an executive would constitute an “excess parachute payment” under

Section 280G of the Internal Revenue Code, such payment shall either be reduced so that it will not constitute an excess parachute payment, or paid in full, depending on which payment would result in the executive receiving the greatest after tax payment. In case of the latter, the executive would be liable for any excise tax owed.

Other than with respect to the arrangements described above, and as contained in the tables below, no executive officer has any contractual right to severance or other termination benefits.

The table below reflects estimated payments and benefits for our NEOs under the arrangements described above that would be due upon an involuntary termination, assuming a termination date of September 30, 2021.

Name	Severance Amounts ($)(1)	Welfare Benefits ($)(2)	Accelerated Vesting	Total ($)

Gary R. Maharaj	1,213,200	34,786	—	1,247,986
Timothy J. Arens	n/a	n/a	n/a	n/a
Teryl L.W. Sides	n/a	n/a	n/a	n/a
Joseph J. Stich	n/a	n/a	n/a	n/a
Gordon S. Weber	n/a	n/a	n/a	n/a

(1)

Represents estimated severance benefits that would be paid following an involuntary termination. For Mr. Maharaj, this amount is equal to two times his base salary at the time of the assumed termination.

(2)	Represents the estimated value of the continuation of coverage under life, health, and dental benefit plans to be provided following an involuntary termination.

The table below reflects estimated payments and benefits for our NEOs under the arrangements described above that would be due following a change of control termination, assuming a termination date of September 30, 2021.

		Accelerated Vesting
Name	Severance Amounts ($)(1)	Stock Options ($)(2)	Stock Awards ($)(3)	Other Benefits ($)(4)	Estimated Tax Gross-Up ($)	Total ($)

Gary R. Maharaj	2,807,788	2,334,172	1,674,728	34,786	—	6,851,474
Timothy J. Arens	985,800	608,269	428,676	37,702	—	2,060,447
Teryl L.W. Sides	1,105,200	598,210	524,920	37,125	—	2,265,455
Joseph J. Stich	985,800	603,782	419,057	37,845	—	2,046,484
Gordon S. Weber	985,800	324,755	339,883	14,045	—	1,664,483

(1)

Represents estimated severance benefits that would be paid following an eligible termination occurring after a change of control. For Mr. Maharaj, this amount is equal to two and one-half times the average cash compensation (i.e., annual salary and cash incentive payments) paid to him during the three most recent taxable years prior to such termination. For all other executives, this amount is equal to two times the sum of the executive’s annual salary and the target annual cash incentive opportunity.

(2)	Represents the market gain (intrinsic value) of unvested options as of September 30, 2021 at the closing price on that date of $55.60 per share.
(3)	Represents the value of unvested restricted stock awards as of September 30, 2021 at the closing price on that date of $55.60 per share.
(4)	Represents the estimated value of the continuation of coverage under life, health, and dental benefit plans for up to 18 months.

SURMODICS, INC.	40	2022 PROXY STATEMENT

EXECUTIVE COMPENSATION AND OTHER INFORMATION

CEO PAY RATIO

We are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Gary R. Maharaj, our CEO:

For the fiscal year ended September 30, 2021:

•	the annual total compensation of our median employee was $69,207; and
•	the annual total compensation of our CEO, as reported in the Summary Compensation Table of this proxy statement, was $2,938,269.

Based on this information for fiscal year 2021, we reasonably estimate that the ratio of our CEO’s annual total compensation to the annual total compensation of our median employee was 42:1. Our pay ratio estimate has been calculated in a manner consistent with Item 402(u) of Regulation S-K.

We identified our median employee based on the total cash and stock-based compensation actually paid during fiscal year 2021 to all members of our workforce (including full-time, part-time and temporary employees), other than our CEO, who were employed on September 30, 2021. For purposes of determining the total cash and stock-based compensation actually paid, we included: the amount of base salary the employee received during the year, the amount of any cash incentives paid to the employee in the year and the grant date fair market value of any equity awards granted during the year. We annualized the pay for any employees who were employed by us for only part of the year and included an annual incentive plan amount at the target payment for the position, but did not include any value for benefits provided.

Once we identified our median employee, we then determined that employee’s total compensation, including any perquisites and other benefits, in the same manner that we determine the total compensation of our named executive officers for purposes of the Summary Compensation Table disclosed above. This total compensation amount for our median employee was then compared to the total compensation of our CEO disclosed above. The elements included in the CEO’s total compensation are fully discussed above in the footnotes to the Summary Compensation Table.

SURMODICS, INC.	41	2022 PROXY STATEMENT

AUDIT COMMITTEE REPORT

The Board of Directors maintains an Audit Committee comprised of three of the Company’s outside directors. The directors listed below were the members of the committee at the end of the fiscal year ended September 30, 2021 and at the time of the actions discussed in this report. In accordance with the written charter adopted by the Board of Directors, the Audit Committee assists the Board of Directors with fulfilling its oversight responsibility regarding the quality and integrity of the accounting, auditing and financial reporting practices of the Company. In discharging its oversight responsibilities regarding the audit process, the Audit Committee:

(1)	reviewed and discussed with management the audited consolidated financial statements for the fiscal year ended September 30, 2021;
(2)	discussed with the Company’s independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Accounting Oversight Board and the SEC; and
(3)

received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm the firm’s independence.

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2021, for filing with the SEC.

Members of the Audit Committee:

Ronald B. Kalich (chair)

Susan E. Knight

David R. Dantzker, M.D.

Audit and Other Fees

Set forth below are the aggregate fees billed by Deloitte & Touche LLP, our independent registered public accounting firm, for each of our last two fiscal years:

	Fiscal year ended September 30
	2021	2020

Audit Fees(1)	$887,170	$737,865
Audit-Related Fees	—	—
Tax Fees(2)	133,875	—
All Other Fees(3)	1,895	1,895
Total	$1,022,940	$739,760

(1)

Audit services consisted principally of services related to the audit of our consolidated financial statements included in our Annual Reports on Form 10-K and review of financial statements included in our Quarterly Reports on Form 10-Q.

(2)	Fees associated with the CARES Act Section 2301 Retention Credit for Employers.
(3)	All other fees consist of subscription fees for access to technical accounting materials.

The Company’s Audit Committee pre-approved all of the services described in each of the items above. In addition, the Audit Committee considered whether provision of the above non-audit services was compatible with maintaining Deloitte & Touche LLP’s independence and determined that such services did not adversely affect Deloitte & Touche LLP’s independence.

SURMODICS, INC.	42	2022 PROXY STATEMENT

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING

FIRM (Proposal #3)

The Audit Committee of the Board of Directors of the Company has appointed the firm of Deloitte & Touche LLP to serve as the independent registered public accounting firm of the Company for the fiscal year ending September 30, 2022, subject to ratification of this appointment by the shareholders of the Company. Deloitte & Touche LLP has acted as the Company’s independent registered public accounting firm since fiscal 2002. In the event that shareholders do not ratify the selection of Deloitte & Touche LLP, the Audit Committee will re-evaluate their selection as the Company’s independent registered public accounting firm for fiscal 2022.

Representatives of Deloitte & Touche LLP are expected to be present at the virtual Annual Meeting, will be given an opportunity to make a statement regarding financial and accounting matters of the Company if they so desire, and will be available to respond to appropriate questions from the Company’s shareholders.

The Board of Directors recommends that you vote FOR the ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the fiscal year ending September 30, 2022

SURMODICS, INC.	43	2022 PROXY STATEMENT

ADVISORY VOTE ON EXECUTIVE COMPENSATION (Proposal #4)

The Company is presenting the following proposal, which gives you as a shareholder the opportunity to endorse or not endorse the compensation of our NEOs as described in this proxy statement by voting for or against the following resolution. This resolution is required pursuant to Section 14A of the Securities Exchange Act. While our Board of Directors intends to carefully consider the shareholder vote resulting from the proposal, the final vote will not be binding on us and is advisory in nature.

“RESOLVED, that the shareholders approve the compensation of the Company’s NEOs, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained in the proxy statement set forth under the caption ‘Executive Compensation and Other Information’ of this proxy statement.”

The Board believes that our fiscal 2021 executive compensation programs were tailored to our company’s business strategies, aligned pay with performance and reflect many of the best practices regarding executive compensation. Accordingly, the Board of Directors recommends that you vote FOR approval of the compensation of our NEOs as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained in the proxy statement set forth under the caption “Executive Compensation and Other Information” of this proxy statement. Proxies will be voted FOR approval of the proposal unless otherwise specified.

The Board has decided that the Company will hold an advisory vote on the compensation of the Company’s NEOs (the “Say-on-Pay Vote”) annually until such time as our shareholders recommend a different frequency of the Say-on-Pay Vote when a frequency proposal is considered by our shareholders in an advisory vote, or until the Board determines that it is in the best interest of the Company to hold such vote with a different frequency.

The Board of Directors recommends that you vote FOR approval of the compensation of our NEOs.

SURMODICS, INC.	44	2022 PROXY STATEMENT

APPROVAL OF AMENDMENT TO THE

SURMODICS, INC. 2019 EQUITY INCENTIVE PLAN

(Proposal #5)

We are asking our shareholders to approve an amendment to the Surmodics, Inc. 2019 Equity Incentive Plan (the “2019 Plan”) to increase the share reserve under the 2019 Plan by 800,000 shares. No other changes are proposed for the 2019 Plan. On December 1, 2021, our Board of Directors, at the recommendation of our Organization and Compensation Committee (the “Committee”), approved the amendment to the 2019 Plan, subject to approval by our shareholders at the Annual Meeting.

The original share reserve under the 2019 Plan is 1,100,000 shares, plus shares for awards that were outstanding under the Surmodics, Inc. 2009 Equity Incentive Plan, as amended and restated (the “Prior Plan”) at the time the 2019 Plan became effective, to the extent such awards subsequently expired, were forfeited or cancelled or were settled in cash. The amendment will increase the share reserve under the 2019 Plan to 1,900,000 shares, plus share for awards outstanding under the Prior Plan at the time the 2019 Plan became effective to the extent such awards subsequently expire, are forfeited or cancelled or are settled in cash. Since it became effective, the 2019 Plan has been the only plan under which equity awards may be granted to our employees and non-employee directors.

As of December 14, 2021, a total of approximately 116,000 shares remained available for awards under the 2019 Plan. Because of the importance of providing competitive levels of equity-based compensation to our employees, and in light of our pattern of share usage during recent years, we believe that the shares remaining under the 2019 Plan will likely be insufficient to continue making awards beyond our fiscal 2022.  As a result, our Board of Directors has approved and is recommending to our shareholders for their approval the proposed amendment to the 2019 Plan to add 800,000 shares to the 2019 Plan’s share reserve.  The proposed amendment to the 2019 Plan is attached to this proxy statement as Appendix A.

Shareholder Approval and Board of Directors Recommendation

Shareholder approval of the proposed amendment to the 2019 Plan is being sought (i) to satisfy the shareholder approval requirements of the Nasdaq Global Select Market and (ii) to obtain shareholder approval of the number of shares that may be subject to incentive stock options under Internal Revenue Code (“Code”) Section 422.

Our Board of Directors recommends that our shareholders vote FOR the amendment to the 2019 Plan because it believes that increasing the 2019 Plan’s share reserve is crucial to providing the additional shares and the types and sizes of awards that will be essential in enabling us to continue to provide a competitive mix of compensation to our key employees. Unless a contrary choice is specified, proxies solicited by the Board of Directors will be voted FOR approval of the amendment to the 2019 Plan. If the amendment to the 2019 Plan is not approved by our shareholders, the 2019 Plan will remain in effect in its current form, and we will remain subject to its existing share reserve.

The Board of Directors recommends that you vote FOR approval of amendment to the 2019 Equity Incentive Plan.

SURMODICS, INC.	45	2022 PROXY STATEMENT

APPROVAL OF AMENDMENT TO THE SURMODICS, INC. 2019 EQUITY INCENTIVE PLAN (Proposal #5)

Factors Considered in Setting Size of Requested Share Reserve

In setting the proposed number of shares by which to increase the number of shares reserved and issuable under the 2019 Plan, the Committee and our board of directors considered a number of factors, including the following:

•

The Company’s three-year average adjusted burn rate. Our three-year average adjusted “burn rate” was 2.97% for fiscal years 2019 through 2021, which is lower than mean rate of 3.40% for Health Care Equipment & Services Companies in the Russell 3000. The adjusted burn rate counts each award other than stock options and stock appreciation rights (a “full value award”) as equivalent to two option shares to facilitate comparisons across companies.  The adjusted burn rate is the total number of shares subject to awards (as adjusted to equate full value awards to options shares) granted to participants in a single year expressed as a percent of our basic weighted average common shares outstanding for that year.

•

Estimated duration of shares available for issuance under the 2019 Plan, as amended. Based on the shares that remain available for awards under the 2019 Plan and the addition of 800,000 shares subject to the amendment, we expect that the share reserve under the 2019 Plan, as amended, to be sufficient to accommodate awards up through our fiscal 2024.

Key Compensation Practices

The 2019 Plan includes a number of features that we believe are consistent with the interests of our shareholders and sound corporate governance practices, including the following:

•

No repricing of underwater options or stock appreciation rights without shareholder approval. The 2019 Plan prohibits, without shareholder approval, actions to reprice, replace, or repurchase options or stock appreciation rights (“SARs”) when the exercise price per share of an option or SAR exceeds the fair market value of the underlying shares.

•

No discounted option or SAR grants. The 2019 Plan requires that the exercise price of options or SARs be at least equal to the fair market value of our common stock on the date of grant (except in the limited case of “substitute awards” as described below).

•

Conservative share recycling provisions. We may not add back to the 2019 Plan’s share reserve shares that are delivered or withheld to pay the exercise price of an option award or to satisfy a tax withholding obligation in connection with any awards, shares that we repurchase using option exercise proceeds, or shares subject to a SAR award that are not issued in connection with the stock settlement of that award upon its exercise.

•

No liberal definition of “change in control.” No change in control would be triggered by shareholder approval of a business combination transaction, the announcement or commencement of a tender offer or any board assessment that a change in control may be imminent.

•

Limits on dividends and dividend equivalents. The 2019 Plan prohibits the payment of dividend equivalents on stock options and SARs, and requires that any dividends and dividend equivalents payable or credited on unvested full value awards must be subject to the same restrictions and risk of forfeiture as the underlying shares or share equivalents.

Description of the 2019 Plan

The major features of the 2019 Plan are summarized below. The summary is qualified in its entirety by reference to the full text of the 2019 Plan, as proposed to be amended and restated, which is attached to this proxy statement as Appendix B.

Eligible Participants. Employees, consultants and advisors of the Company or any subsidiary, as well as non-employee directors of the Company, are eligible to receive awards under the 2019 Plan. As of November 30, 2021, there were 403 employees, five non-employee directors of the Company and an indeterminate number of consultants and advisors who were eligible to receive awards under the 2019 Plan.

SURMODICS, INC.	46	2022 PROXY STATEMENT

APPROVAL OF AMENDMENT TO THE SURMODICS, INC. 2019 EQUITY INCENTIVE PLAN (Proposal #5)

Administration. The 2019 Plan is administered by the Committee. To the extent consistent with applicable law, the Committee may delegate its duties, power and authority under the 2019 Plan to any one or more of its members, or, with respect to awards to participants who are not themselves our directors or executive officers, to one or more of our other directors or executive officers or to a committee of the board comprised of one or more directors. The Committee may also delegate non-discretionary administrative duties to other persons, agents or advisors.

The Committee has the authority to determine the persons to whom awards will be granted, the timing, type and number of shares covered by each award, and the terms and conditions of the awards. The Committee may also establish and modify rules to administer the 2019 Plan, adopt sub-plans applicable to certain awards, interpret the 2019 Plan and any related award agreement, cancel or suspend an award, accelerate the vesting of an award and otherwise modify or amend the terms of outstanding awards to the extent permitted under the 2019 Plan, and require or permit the deferral of the settlement of an award. Unless an amendment to the terms of an award is necessary to comply with applicable laws or stock exchange rules, a participant who would be adversely affected by such an amendment must consent to it.

Except in connection with equity restructurings and other situations in which share adjustments are specifically authorized, the 2019 Plan prohibits the Committee from repricing any outstanding “underwater” option or SAR awards without the prior approval of our shareholders. For these purposes, a “repricing” includes amending the terms of an underwater option or SAR award to lower the exercise price, canceling an underwater option or SAR award in conjunction with granting a replacement option or SAR award with a lower exercise price, canceling an underwater option or SAR award in exchange for cash, other property or grant of a new full value award, or otherwise making an underwater option or SAR award subject to any action that would be treated under accounting rules as a “repricing.”

Available Shares and Limitations on Awards. A maximum of 1,900,000 shares of our common stock may be the subject of awards and issued under the 2019 Plan, as proposed to be amended. Shares of common stock that are issued under the 2019 Plan or that are potentially issuable pursuant to outstanding awards will reduce the 2019 Plan’s share reserve by one share for each share issued or issuable pursuant to an option or SAR award, and by 1.50 shares for each share issued or issuable pursuant to a full value award. The shares of common stock issuable under the 2019 Plan are authorized but unissued shares. The share limitations under the 2019 Plan are subject to adjustment for changes in our corporate structure or shares, as described below.

Any shares of common stock subject to an award under the 2019 Plan, or to an outstanding award under the Prior Plan, that expires, is cancelled or forfeited, or is settled or paid in cash will, to the extent of such expiration, cancellation, forfeiture or cash settlement, automatically replenish the 2019 Plan share reserve and become available for future awards. Upon such events, the 2019 Plan’s share reserve will be increased in the same amount by which the share reserve was decreased upon the grant of the applicable award. Any shares tendered or withheld to pay the exercise price or satisfy a tax withholding obligation in connection with any award, any shares repurchased by the Company using option exercise proceeds and any shares subject to a SAR award that are not issued in connection with the stock settlement of the SAR award on its exercise may not be used again for new grants.

Awards that may be settled solely in cash will not reduce the share reserve and will not reduce the shares authorized for grant to a participant in any calendar year. Awards granted or shares of our common stock issued under the 2019 Plan upon the assumption of, or in substitution or exchange for, outstanding equity awards previously granted by an entity acquired by us or any of our subsidiaries (referred to as “substitute awards”) will not reduce the share reserve under the 2019 Plan. Additionally, if a company acquired by us or any of our subsidiaries has shares available under a pre-existing plan approved by its shareholders and not adopted in contemplation of such acquisition, the shares available for grant pursuant to the terms of that pre-existing plan may be used for awards under the 2019 Plan and will not reduce the share reserve under the 2019 Plan, but only if the awards are made to individuals who were not employed by or providing services to us or any of our subsidiaries immediately prior to such acquisition.

Share Adjustment Provisions. If certain transactions with our shareholders occur that cause the per share value of our common stock to change, such as stock splits, spin offs, stock dividends or certain recapitalizations (referred to as “equity restructurings”), the Committee will equitably adjust (i) the class of shares issuable and the maximum number and kind of shares subject to the 2019 Plan, (ii) outstanding awards as to the class, number of shares and price per share, and (iii) award limitations prescribed by the 2019 Plan. Other types of transactions may also affect our common stock, such as reorganizations, mergers or consolidations. If there is such a transaction and the Committee

SURMODICS, INC.	47	2022 PROXY STATEMENT

APPROVAL OF AMENDMENT TO THE SURMODICS, INC. 2019 EQUITY INCENTIVE PLAN (Proposal #5)

determines that adjustments of the type previously described in connection with equity restructurings would be appropriate to prevent any dilution or enlargement of benefits under the 2019 Plan, the Committee will make such adjustments as it may deem equitable.

Types of Awards. The 2019 Plan permits us to award stock options, SARs, restricted stock awards, stock unit awards, and other stock-based awards to eligible recipients. These types of awards are described in more detail below.

Options. Employees of our Company or any subsidiary may be granted options to purchase common stock that qualify as “incentive stock options” within the meaning of Section 422 of the Code, and any eligible recipient may be granted options to purchase common stock that do not qualify as incentive stock options, referred to as “nonqualified stock options.” The per share exercise price to be paid by a participant at the time an option is exercised may not be less than 100% of the fair market value of one share of our common stock on the date of grant, unless the option is granted as a substitute award as described earlier. “Fair market value” under the 2019 Plan as of any date means the closing sale price of a share of our common stock on the Nasdaq Global Select Market on that date. As of November 30, 2021, the closing sale price of a share of our common stock on the Nasdaq Global Select Market was $43.93.

The total purchase price of the shares to be purchased upon exercise of an option will be paid by the participant in cash unless the Committee allows exercise payments to be made, in whole or in part, (i) by means of a broker assisted sale and remittance program, (ii) by delivery to us (or attestation as to ownership) of shares of common stock already owned by the participant, or (iii) by a “net exercise” of the option in which a portion of the shares otherwise issuable upon exercise of the option are withheld by us. Any shares delivered or withheld in payment of an exercise price will be valued at their fair market value on the exercise date.

An option will vest and become exercisable at such time, in such installments and subject to such conditions as may be determined by the Committee, and no option may have a term greater than 10 years from its date of grant. No dividends or dividend equivalents may be paid or credited with respect to shares subject to an option award.

The aggregate fair market value of shares of our common stock with respect to which incentive stock options granted to any participant may first become exercisable during any calendar year may not exceed $100,000. Any incentive stock options that become exercisable in excess of this amount will be treated as nonqualified stock options. The maximum number of shares that may be issued upon the exercise of incentive stock option awards under the 2019 Plan is equal to the size of the 2019 Plan’s share reserve as described above.

Stock Appreciation Rights. A SAR award provides the right to receive a payment from us equal to the difference between (i) the fair market value as of the date of exercise of the number of shares of our common stock as to which the SAR is being exercised, and (ii) the aggregate exercise price of that number of shares. The Committee determines whether payment will be made in shares of our common stock, cash or a combination of both. The exercise price per share of a SAR award will be determined by the Committee, but may not be less than 100 percent of the fair market value of one share of our common stock on the date of grant, unless the SAR is granted as a substitute award as described earlier. No dividends or dividend equivalents may be paid or credited with respect to shares subject to a SAR award. A SAR award may not have a term greater than 10 years from its date of grant, and will be subject to such other terms and conditions, consistent with the terms of the 2019 Plan, as may be determined by the Committee.

Restricted Stock Awards. A restricted stock award is an award of our common stock that vests at such times and in such installments as may be determined by the Committee. Until it vests, the shares subject to the award are subject to restrictions on transferability and the possibility of forfeiture. The Committee may impose such restrictions or conditions to the vesting of restricted stock awards as it deems appropriate, including that the participant remain continuously in our service for a certain period or that we, or any of our subsidiaries or business units, satisfy specified performance goals. Any dividends or distributions payable with respect to shares that are subject to the unvested portion of a restricted stock award will be subject to the same restrictions and risk of forfeiture as the shares to which such dividends or distributions relate. Participants are entitled to vote restricted shares prior to the time they vest.

Stock Unit Awards. A stock unit award is a right to receive the fair market value of a specified number of shares of our common stock, payable in cash, shares, or a combination of both, that vests at such times, in such installments and subject to such conditions as may be determined by the Committee. Until it vests, a stock unit award is subject to restrictions and the possibility of forfeiture. Stock unit awards will be subject to such terms and conditions, consistent with the other provisions of the 2019 Plan, as may be determined by the Committee. The Committee may provide for the payment of dividend equivalents on stock unit awards and other stock-based awards, but any such

SURMODICS, INC.	48	2022 PROXY STATEMENT

APPROVAL OF AMENDMENT TO THE SURMODICS, INC. 2019 EQUITY INCENTIVE PLAN (Proposal #5)

dividend equivalents will be subject to the same restrictions and risk of forfeiture as the underlying units or other share equivalents to which such dividend equivalents relate.

Other Stock-Based Awards. The Committee may grant awards of common stock and other awards that are valued by reference to and/or payable in shares of our common stock under the 2019 Plan. The Committee has discretion in determining the terms and conditions of such awards.

Transferability of Awards. In general, no right or interest in any award under the 2019 Plan may be assigned, transferred, exchanged or encumbered by a participant, voluntarily or involuntarily, except by will or the laws of descent and distribution. However, the Committee may provide that an award (other than an incentive stock option) may be transferable by gift to a participant’s family member or pursuant to a domestic relations order. Any permitted transferee of such an award will remain subject to all the terms and conditions of the award applicable to the participant.

Change in Control. If a change in control of our company occurs, our Board of Directors or the Committee may, in its discretion, provide for one or more of the following with respect to awards under the 2019 Plan:  (i) the continuation, assumption or replacement of outstanding awards; (ii) the acceleration of vesting and exercisability of outstanding awards; (iii) the cancellation of unvested and unexercised awards; or (iv) the cancellation of awards in exchange for payment to participants in cash equal to the difference, if any, between the fair market value of the consideration that would be received in the change of control transaction for the number of shares subject to the award and the aggregate exercise price (if any) of the shares subject to the award. For these purposes, a “change in control” generally occurs if (i) a person or group acquires 35% or more of our outstanding stock, (ii) our “continuing directors” cease to represent a majority of our Board of Directors, or (iii) a sale or other disposition of all or substantially all of the assets of the company, or a merger, consolidation, share exchange or similar transaction involving the company, is consummated (unless the company’s outstanding stock immediately prior to the transaction continues to represent over 65% of the outstanding stock of the company or the surviving entity immediately after the transaction).

Effect of Termination of Employment. Unless otherwise set forth in an applicable agreement, if a participant ceases to be employed by or provide other services to us and our subsidiaries, awards under the 2019 Plan will be treated as set forth in the 2019 Plan. Upon termination for cause, all unexercised option and SAR awards and all unvested portions of any other outstanding awards will be immediately forfeited without consideration. Upon termination for any other reason, all unvested and un-exercisable portions of any outstanding awards will be immediately forfeited without consideration. Upon termination for any reason other than cause, death or disability, the currently vested and exercisable portions of option and SAR awards may be exercised for a period of three months after the date of termination; however, if the participant dies during such three-month period, the vested and exercisable portions of the option and SAR awards may be exercised for a period of six months after the date of such termination. Upon termination due to death or disability, the currently vested and exercisable portions of option and SAR awards may be exercised for a period of six months after the date of termination. Under the 2019 Plan, “cause” is generally defined as (i) failure to perform satisfactorily the duties reasonably required by the Company; (ii) material violation of any law, rule, regulation, court order or regulatory directive (other than traffic violations, misdemeanors or other minor offenses); (iii) material breach of the Company’s business conduct or ethics code or of any fiduciary duty or nondisclosure, non-solicitation, non-competition or similar obligation owed to the Company or any affiliate; (iv) engaging in any act or practice that involves personal dishonesty on the part of the employee or demonstrates a willful and continuing disregard for the best interests of the Company and its affiliates; or (v) engaging in dishonorable or disruptive behavior, practices or acts which would be reasonably expected to harm or bring disrepute to the Company or any of its affiliates, their business or any of their customers, employees or vendors.

Term of the 2019 Plan. Unless terminated earlier, the 2019 Plan will terminate on the tenth anniversary of the effective date. Awards outstanding under the 2019 Plan at the time it is terminated will continue in accordance with their terms and the terms of the 2019 Plan unless otherwise provided in the applicable agreements. Our Board of Directors may suspend or terminate the 2019 Plan at any time.

Amendment of the Plan. Our Board of Directors may amend the 2019 Plan from time to time, but no amendments to the 2019 Plan will be effective without shareholder approval if such approval is required under applicable laws, regulations or stock exchange rules. Termination, suspension or amendment of the 2019 Plan may not adversely affect any outstanding award without the consent of the affected participant, except for amendments necessary to comply with applicable laws or stock exchange rules.

SURMODICS, INC.	49	2022 PROXY STATEMENT

APPROVAL OF AMENDMENT TO THE SURMODICS, INC. 2019 EQUITY INCENTIVE PLAN (Proposal #5)

U.S. Federal Income Tax Consequences

The following is a summary of the principal United States federal income tax consequences to the Company and to participants subject to U.S. taxation with respect to awards granted under the 2019 Plan, based on current statutes, regulations and interpretations. This summary is not intended to be exhaustive and does not discuss the income tax laws of any city, state or foreign jurisdiction in which a participant may reside.

Non-qualified Stock Options. If a participant is granted a non-qualified stock option under the 2019 Plan, the participant will not recognize taxable income upon the grant of the option. Generally, the participant will recognize ordinary income at the time of exercise in an amount equal to the difference between the fair market value of the shares acquired at the time of exercise and the exercise price paid. The participant’s basis in the common stock for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the fair market value of our common stock on the date the option was exercised. The Company will generally be entitled to a federal income tax deduction at the time and for the same amount as the participant recognizes as ordinary income.

Incentive Stock Options. If a participant is granted an incentive stock option under the 2019 Plan, the participant will not recognize taxable income upon grant of the option. Additionally, if applicable holding period requirements (a minimum of two years from the date of grant and one year from the date of exercise) are met, the participant will not recognize taxable income at the time of exercise. However, the excess of the fair market value of the shares acquired at the time of exercise over the aggregate exercise price is an item of tax preference income potentially subject to the alternative minimum tax. If shares acquired upon exercise of an incentive stock option are held for the holding period described above, the gain or loss (in an amount equal to the difference between the fair market value on the date of sale and the exercise price) upon disposition of the shares will be treated as a long-term capital gain or loss, and the Company will not be entitled to any deduction. Except in the event of death, if the holding period requirements are not met, there will be a “disqualifying disposition.” As a result of a disqualifying disposition, the participant will have ordinary income in an amount equal to the difference between the fair market value of the shares acquired at the time of exercise and the exercise price paid (and the Company will generally be entitled to a federal income tax deduction at the time and for the same amount as the participant recognizes as ordinary income); and the participant will have capital gain (which may be long term or short term) to the extent the fair market value on the date of the disqualifying disposition exceeds the fair market value of the shares acquired at the time of exercise. If the fair market value of the shares at the time of a disqualifying disposition is less than the exercise price paid, then the participant will have a capital loss, which may be subject to limitations.

Other Awards. The current federal income tax consequences of other awards authorized under the 2019 Plan generally follow certain basic patterns. An award of restricted stock results in income recognition by a participant in an amount equal to the fair market value of the shares received at the time the restrictions lapse and the shares vest, unless the participant elects under Code Section 83(b) to accelerate income recognition and the taxability of the award to the date of grant. Stock unit awards generally result in income recognition by a participant at the time payment of such an award is made in an amount equal to the amount paid in cash or the then-current fair market value of the shares received, as applicable. SAR awards result in income recognition by a participant at the time such an award is exercised in an amount equal to the amount paid in cash or the then-current fair market value of the shares received by the participant, as applicable. In each of the foregoing cases, the Company will generally have a corresponding deduction at the time the participant recognizes ordinary income, subject to Code Section 162(m) with respect to covered employees.

Section 162(m) of the Code. Code Section 162(m) denies a deduction to any publicly-held corporation for compensation paid to certain employees in a taxable year to the extent that compensation to the employee exceeds $1,000,000.

Section 409A of the Code. The foregoing discussion of tax consequences of awards under the 2019 Plan assumes that the award discussed is either not considered a “deferred compensation arrangement” subject to Section 409A of the Code, or has been structured to comply with its requirements. If an award is considered a deferred compensation arrangement subject to Section 409A but fails to comply, in operation or form, with the requirements of Section 409A, the affected participant would generally be required to include in income when the award vests the amount deemed “deferred,” would be required to pay an additional 20 percent income tax on such amount, and would be required to pay interest on the tax that would have been paid but for the deferral.

SURMODICS, INC.	50	2022 PROXY STATEMENT

APPROVAL OF AMENDMENT TO THE SURMODICS, INC. 2019 EQUITY INCENTIVE PLAN (Proposal #5)

New Plan Benefits

Because the amendment to the 2019 Plan will not become effective until it is approved by our shareholders, neither the Committee nor the Board has approved any awards under, or subject to, the 2019 Plan that would utilize the additional shares to be included in the share reserve under the 2019 Plan, as proposed to be amended. In addition, because all awards under the 2019 Plan are discretionary with the Committee, neither the number nor types of future 2019 Plan awards to be received by or allocated to particular participants or groups of participants is presently determinable.

For illustrative purposes only, the following table sets forth the awards received by the individuals and groups listed below under the 2019 Plan during fiscal 2021:

Name	Dollar Value ($)	Number of Shares Subject to Awards (#)

Gary R. Maharaj	1,650,000	91,876
Timothy J. Arens	400,000	22,156
Teryl L.W. Sides	400,000	22,156
Joseph J. Stich	400,000	22,156
Gordon S. Weber	400,000	22,156
All current executive officers as a group	4,005,801	222,527
All non-employee directors as a group	730,129	23,295
All employees, other than executive officers, as a group	3,013,106	119,211

Equity Compensation Plan Information

The following table provides information related to the Company’s equity compensation plans in effect as of September 30, 2021:

	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))

Equity compensation plans approved by shareholders	1,016,550	(1)	$35.72	(1)	633,240	(2)
Equity compensation plans not approved by shareholders	—		N/A		—
Total	1,016,550	(1)	$35.72	(1)	633,240	(2)

(1)	Excludes shares that may be issued under the Company’s amended and restated 1999 Employee Stock Purchase Plan.
(2)	Consists of 485,326 shares available under the 2019 Plan and 147,914 shares available under the Company’s amended and restated 1999 Employee Stock Purchase Plan.

SURMODICS, INC.	51	2022 PROXY STATEMENT

OTHER INFORMATION

SHAREHOLDER PROPOSALS

Any appropriate proposal submitted by a shareholder of the Company and intended to be presented at the 2023 annual meeting of shareholders must be received by the Company by August 22, 2022, to be considered for inclusion in the Company’s proxy statement and related materials for the 2023 annual meeting. Any other shareholder proposal intended to be presented at the 2023 annual meeting, but not included in the Company’s proxy statement and related materials, must be received by the Company on or before November 12, 2022.

ANNUAL REPORT

The notice regarding the availability of proxy materials will contain instructions as to how you can access our Annual Report to Shareholders, including our Annual Report on Form 10-K containing financial statements for the fiscal year ended September 30, 2021, over the internet. It will also tell you how to request, free of charge, a paper or e-mail copy of our Annual Report on Form 10-K.

EXHIBITS TO FORM 10-K

The Company will furnish to each person whose Proxy is being solicited, upon written request of any such person, a copy of any exhibit described in the exhibit list accompanying the Form 10-K,

upon the payment, in advance, of reasonable fees related to the Company’s furnishing such exhibit(s). Requests for copies of such exhibit(s) should be directed to Corporate Secretary, at the Company’s principal address.

OTHER BUSINESS

Neither management nor the Board knows of any matters to be presented at the Annual Meeting other than the matters described above. If any other matter properly comes before the Annual Meeting, the appointees named in the Proxies will vote the Proxies in accordance with their best judgment.

Your vote is very important no matter how many shares you own. You are urged to read this proxy statement carefully and, whether or not you plan to attend the Annual Meeting, to promptly submit a proxy by following the instructions for voting provided in the proxy.

Dated: December 20, 2021

BY ORDER OF THE BOARD OF DIRECTORS

Susan E. Knight
Chair of the Board
Eden Prairie, Minnesota

SURMODICS, INC.	52	2022 PROXY STATEMENT

APPENDIX A

AMENDMENT TO

THE SURMODICS, INC.

2019 EQUITY INCENTIVE PLAN

This Instrument amending the Surmodics, Inc. 2019 Equity Incentive Plan (the “Plan”) is made by Surmodics, Inc., a Minnesota corporation (the “Company”), and shall be effective as of the date of the approval of shareholders of the amendment to the Plan at the Company’s Annual Meeting of Shareholders to be held on February 10, 2022.  Unless otherwise defined, capitalized terms used herein shall have the meanings, if any, assigned to such terms in the Plan.

WHEREAS, on December 17, 2018, the Board of Directors of the Company (the “Board”) authorized the adoption of the Plan, which Plan was approved by shareholders at the Company’s Annual Meeting of Shareholders held on February 13, 2019; and

WHEREAS, Section 15(c) reserves for the Board the authority to amend the Plan, from time to time, subject to the limitations contained in that Section and the Board desires to amend the Plan as set forth below.

THEREFORE, the amendment to the Plan is as follows:

1.The number of Shares that may be issued under the Plan is hereby increased by an additional 800,000, to an aggregate of 1,900,000, and Section 4(a) is amended to read as follows:

“4.Shares Available Under the Plan.

(a) Maximum Shares Available. Subject to Section 4(b) and to adjustment as provided in Section 12(a), the number of Shares that may be the subject of Awards and issued under the Plan shall be 1,900,000. No further awards may be made under the Prior Plan after the effective date of this Plan. Shares issued under the Plan may come from authorized and unissued shares. In determining the number of Shares to be counted against this share reserve in connection with any Award, the following rules shall apply:

(1) Shares that are subject to Awards of Options or Stock Appreciation Rights shall be counted against the share reserve as one Share for every one Share granted.

(2) Shares that are subject to Full Value Awards shall be counted against the share reserve as one and one-half (1.50) Shares for every one Share granted.

(3) Where the number of Shares subject to an Award is variable on the Grant Date, the number of Shares to be counted against the share reserve shall be the maximum number of Shares that could be received under that particular Award, until such time as it can be determined that only a lesser number of shares could be received.

(4) Where two or more types of Awards are granted to a Participant in tandem with each other, such that the exercise of one type of Award with respect to a number of Shares cancels at least an equal number of Shares of the other, the number of Shares to be counted against the share reserve shall be the largest number of Shares that would be counted against the share reserve under either of the Awards.

(5) Shares subject to Substitute Awards shall not be counted against the share reserve, nor shall they reduce the Shares authorized for grant to a Participant in any calendar year.

(6) Awards that may be settled solely in cash shall not be counted against the share reserve, nor shall they reduce the Shares authorized for grant to a Participant in any calendar year.”

2.Upon approval of this amendment by the shareholders, the Plan shall be conformed to reflect the changes made by this amendment.

SURMODICS, INC.	A-1	2022 PROXY STATEMENT

APPENDIX B

SURMODICS, INC.

2019 EQUITY INCENTIVE PLAN

(As amended and restated [February 10, 2022])

1. Purpose. The purpose of the Surmodics, Inc. 2019 Equity Incentive Plan (the “Plan”) is to attract and retain the best available personnel for positions of responsibility with the Company, to provide additional incentives to them and align their interests with those of the Company’s shareholders, and to thereby promote the Company’s long-term business success.

2. Definitions. In this Plan, the following definitions will apply.

(a) “Affiliate” means any entity that is a Subsidiary of the Company.

(b) “Agreement” means the written or electronic agreement, notice or other document containing the terms and conditions applicable to each Award granted under the Plan, including all amendments thereto. An Agreement is subject to the terms and conditions of the Plan.

(c) “Award” means a grant made under the Plan in the form of Options, Stock Appreciation Rights, Restricted Stock, Stock Units or an Other Stock-Based Award.

(d) “Board” means the Board of Directors of the Company.

(e) “Cause” means, unless otherwise defined in a then-effective written agreement (including an Agreement) between a Participant and the Company or any Affiliate, a Participant’s (i) failure to perform satisfactorily the duties reasonably required of the Participant by the Company (other than by reason of Disability); (ii) material violation of any law, rule, regulation, court order or regulatory directive (other than traffic violations, misdemeanors or other minor offenses); (iii) material breach of the Company’s business conduct or ethics code or of any fiduciary duty or nondisclosure, non-solicitation, non-competition or similar obligation owed to the Company or any Affiliate; (iv) engaging in any act or practice that involves personal dishonesty on the part of the Participant or demonstrates a willful and continuing disregard for the best interests of the Company and its Affiliates; or (v) engaging in dishonorable or disruptive behavior, practices or acts which would be reasonably expected to harm or bring disrepute to the Company or any of its Affiliates, their business or any of their customers, employees or vendors.

(f) “Change in Control” means, unless otherwise defined in a then-effective written agreement (including an Agreement) between a Participant and the Company or any Affiliate, one of the following:

(1) An Exchange Act Person becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company representing 35% or more of the combined voting power of the Company’s then outstanding Voting Securities, except that the following will not constitute a Change in Control:

(A) any acquisition of securities of the Company by an Exchange Act Person from the Company for the purpose of providing financing to the Company;

(B) any formation of a Group consisting solely of beneficial owners of the Company’s Voting Securities as of the effective date of this Plan;

(C) any repurchase or other acquisition by the Company of its Voting Securities that causes any Exchange Act Person to become the beneficial owner of 35% or more of the Company’s Voting Securities; or

(D) with respect to any particular Participant, any acquisition of securities of the Company by the Participant, any Group including the Participant, or any entity controlled by the Participant or a Group including the Participant.

If, however, an Exchange Act Person or Group referenced in clause (A), (B) or (C) above acquires beneficial ownership of additional Company Voting Securities after initially becoming the beneficial owner of 35% or more of the combined voting power of the Company’s Voting Securities by one of the means described in those clauses, then a Change in Control will be deemed to have occurred. Furthermore, a

SURMODICS, INC.	B-1	2022 PROXY STATEMENT

APPENDIX B: Surmodics, Inc. 2019 Equity Incentive Plan (As amended and restated [February 10, 2022])

Change in Control will occur if a Person becomes the beneficial owner of more than 35% of the Company’s Voting Securities as the result of a Corporate Transaction only if the Corporate Transaction is itself a Change in Control pursuant to subsection 2(f)(3).

(2) Individuals who are Continuing Directors cease for any reason to constitute a majority of the members of the Board.

(3) A Corporate Transaction is consummated, unless, immediately following such Corporate Transaction, all or substantially all of the individuals and entities who were the beneficial owners of the Company’s Voting Securities immediately prior to such Corporate Transaction beneficially own, directly or indirectly, more than 65% of the combined voting power of the then outstanding Voting Securities of the surviving or acquiring entity resulting from such Corporate Transaction (including beneficial ownership through any Parent of such entity) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Company’s Voting Securities.

Notwithstanding the foregoing, to the extent that any Award constitutes a deferral of compensation subject to Code Section 409A, and if that Award provides for a change in the time or form of payment upon a Change in Control, then no Change in Control shall be deemed to have occurred upon an event described in this Section 2(f) unless the event would also constitute a change in ownership or effective control of, or a change in the ownership of a substantial portion of the assets of, the Company under Code Section 409A.

(g) “Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time. For purposes of the Plan, references to sections of the Code shall be deemed to include any applicable regulations thereunder and any successor or similar statutory provisions.

(h) “Committee” means two or more Non-Employee Directors designated by the Board to administer the Plan under Section 3, each member of which shall be (i) an independent director within the meaning of applicable stock exchange rules and regulations and (ii) a non-employee director within the meaning of Exchange Act Rule 16b-3.

(i) “Company” means Surmodics, Inc., a Minnesota corporation, and any successor thereto.

(j) “Continuing Director” means an individual (i) who is, as of the effective date of the Plan, a director of the Company, or (ii) who becomes a director of the Company after the effective date hereof and whose initial election, or nomination for election by the Company’s shareholders, was approved by at least a majority of the then Continuing Directors, but excluding, for purposes of this clause (ii), an individual whose initial assumption of office occurs as the result of an actual proxy contest involving the solicitation of proxies or consents by a person or Group other than the Board, or by reason of an agreement intended to avoid or settle an actual or threatened proxy contest.

(k) “Corporate Transaction” means (i) a sale or other disposition of all or substantially all of the assets of the Company, or (ii) a merger, consolidation, share exchange or similar transaction involving the Company, regardless of whether the Company is the surviving entity.

(l) “Disability” means (A) any permanent and total disability under any long-term disability plan or policy of the Company or its Affiliates that covers the Participant, or (B) if there is no such long-term disability plan or policy, “total and permanent disability” within the meaning of Code Section 22(e)(3).

(m) “Employee” means an employee of the Company or an Affiliate.

(n) “Exchange Act” means the Securities Exchange Act of 1934, as amended and in effect from time to time.

(o) “Exchange Act Person” means any natural person, entity or Group other than (i) the Company or any Affiliate; (ii) any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate; (iii) an underwriter temporarily holding securities in connection with a registered public offering of such securities; or (iv) an entity whose Voting Securities are beneficially owned by the beneficial owners of the Company’s Voting Securities in substantially the same proportions as their beneficial ownership of the Company’s Voting Securities.

(p) “Fair Market Value” means the fair market value of a Share determined as follows:

(1) If the Shares are readily tradable on an established securities market (as determined under Code Section 409A), then Fair Market Value will be the closing sale price for a Share on the principal securities market on which it trades on the date for which it is

SURMODICS, INC.	B-2	2022 PROXY STATEMENT

APPENDIX B: Surmodics, Inc. 2019 Equity Incentive Plan (As amended and restated [February 10, 2022])

being determined, or if no sale of Shares occurred on that date, on the next preceding date on which a sale of Shares occurred, as reported in The Wall Street Journal or such other source as the Committee deems reliable; or

(2) If the Shares are not then readily tradable on an established securities market (as determined under Code Section 409A), then Fair Market Value will be determined by the Committee as the result of a reasonable application of a reasonable valuation method that satisfies the requirements of Code Section 409A.

(q) “Full Value Award” means an Award other than an Option Award or Stock Appreciation Right Award.

(r) “Grant Date” means the date on which the Committee approves the grant of an Award under the Plan, or such later date as may be specified by the Committee on the date the Committee approves the Award.

(s) “Group” means two or more persons who act, or agree to act together, as a partnership, limited partnership, syndicate or other group for the purpose of acquiring, holding, voting or disposing of securities of the Company.

(t) “Non-Employee Director” means a member of the Board who is not an Employee.

(u) “Option” means a right granted under the Plan to purchase a specified number of Shares at a specified price. An “Incentive Stock Option” or “ISO” means any Option designated as such and granted in accordance with the requirements of Code Section 422. A “Non-Qualified Stock Option” or “NQSO” means an Option other than an Incentive Stock Option.

(v) “Other Stock-Based Award” means an Award described in Section 11 of this Plan.

(w) “Parent” means a “parent corporation,” as defined in Code Section 424(e).

(x) “Participant” means a Service Provider to whom a then-outstanding Award has been granted under the Plan.

(y) “Plan” means this Surmodics, Inc. 2019 Equity Incentive Plan, as amended and in effect from time to time.

(z) “Prior Plan” means the Surmodics, Inc. 2009 Equity Incentive Plan, as amended and restated.

(aa) “Restricted Stock” means Shares issued to a Participant that are subject to such restrictions on transfer, vesting conditions and other restrictions or limitations as may be set forth in this Plan and the applicable Agreement.

(bb) “Service” means the provision of services by a Participant to the Company or any Affiliate in any Service Provider capacity. A Service Provider’s Service shall be deemed to have terminated either upon an actual cessation of providing services to the Company or any Affiliate or upon the entity to which the Service Provider provides services ceasing to be an Affiliate. Except as otherwise provided in this Plan or any Agreement, Service shall not be deemed terminated in the case of (i) any approved leave of absence; (ii) transfers among the Company and any Affiliates in any Service Provider capacity; or (iii) any change in status so long as the individual remains in the service of the Company or any Affiliate in any Service Provider capacity.

(cc) “Service Provider” means an Employee, a Non-Employee Director, or any natural person who is a consultant or advisor, or is employed by a consultant or advisor retained by the Company or any Affiliate, and who provides services (other than in connection with (i) a capital-raising transaction or (ii) promoting or maintaining a market in Company securities) to the Company or any Affiliate.

(dd) “Share” means a share of Stock.

(ee) “Stock” means the common stock, $.05 par value per Share, of the Company.

(ff) “Stock Appreciation Right” or “SAR” means the right to receive, in cash and/or Shares as determined by the Committee, an amount equal to the appreciation in value of a specified number of Shares between the Grant Date of the SAR and its exercise date.

(gg) “Stock Unit” means a right to receive, in cash and/or Shares as determined by the Committee, the Fair Market Value of a Share, subject to such restrictions on transfer, vesting conditions and other restrictions or limitations as may be set forth in this Plan and the applicable Agreement.

(hh) “Subsidiary” means a “subsidiary corporation,” as defined in Code Section 424(f), of the Company.

SURMODICS, INC.	B-3	2022 PROXY STATEMENT

APPENDIX B: Surmodics, Inc. 2019 Equity Incentive Plan (As amended and restated [February 10, 2022])

(ii) “Substitute Award” means an Award granted upon the assumption of, or in substitution or exchange for, outstanding awards granted by a company or other entity acquired by the Company or any Affiliate or with which the Company or any Affiliate combines. The terms and conditions of a Substitute Award may vary from the terms and conditions set forth in the Plan to the extent that the Committee at the time of the grant may deem appropriate to conform, in whole or in part, to the provisions of the award in substitution for which it has been granted.

(jj) “Voting Securities” of an entity means the outstanding equity securities (or comparable equity interests) entitled to vote generally in the election of directors of such entity.

3. Administration of the Plan.

(a) Administration. The authority to control and manage the operations and administration of the Plan shall be vested in the Committee in accordance with this Section 3.

(b) Scope of Authority. Subject to the terms of the Plan, the Committee shall have the authority, in its discretion, to take such actions as it deems necessary or advisable to administer the Plan, including:

(1) determining the Service Providers to whom Awards will be granted, the timing of each such Award, the type of and the number of Shares covered by each Award, the terms, conditions, performance criteria, restrictions and other provisions of Awards, and the manner in which Awards are paid or settled;

(2) cancelling or suspending an Award, accelerating the vesting or extending the exercise period of an Award, or otherwise amending the terms and conditions of any outstanding Award, subject to the requirements of Sections 15(d) and 15(e);

(3) adopting sub-plans or special provisions applicable to Awards, establishing, amending or rescinding rules to administer the Plan, interpreting the Plan and any Award or Agreement, reconciling any inconsistency, correcting any defect or supplying an omission in the Plan or any Agreement, and making all other determinations necessary or desirable for the administration of the Plan;

(4) granting Substitute Awards under the Plan;

(5) taking such actions as are provided in Section 3(c) with respect to Awards to foreign Service Providers; and

(6) requiring or permitting the deferral of the settlement of an Award, and establishing the terms and conditions of any such deferral.

Notwithstanding the foregoing, the Board shall perform the duties and have the responsibilities of the Committee with respect to Awards made to Non-Employee Directors.

(c) Awards to Foreign Service Providers. The Committee may grant Awards to Service Providers who are foreign nationals, who are located outside of the United States or who are not compensated from a payroll maintained in the United States, or who are otherwise subject to (or could cause the Company to be subject to) legal or regulatory requirements of countries outside of the United States, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to comply with applicable foreign laws and regulatory requirements and to promote achievement of the purposes of the Plan. In connection therewith, the Committee may establish such subplans and modify exercise procedures and other Plan rules and procedures to the extent such actions are deemed necessary or desirable, and may take any other action that it deems advisable to obtain local regulatory approvals or to comply with any necessary local governmental regulatory exemptions.

(d) Acts of the Committee; Delegation. A majority of the members of the Committee shall constitute a quorum for any meeting of the Committee, and any act of a majority of the members present at any meeting at which a quorum is present or any act unanimously approved in writing by all members of the Committee shall be the act of the Committee. Any such action of the Committee shall be valid and effective even if one or more members of the Committee at the time of such action are later determined not to have satisfied all of the criteria for membership in clauses (i) and (ii) of Section 2(h). To the extent not inconsistent with applicable law or stock exchange rules, the Committee may delegate all or any portion of its authority under the Plan to any one or more of its members or, as to Awards to Participants who are not subject to Section 16 of the Exchange Act, to one or more directors or executive officers of the Company or to a committee of the Board comprised of one or more directors of the Company. The Committee may also delegate non-discretionary administrative responsibilities in connection with the Plan to such other persons as it deems advisable.

SURMODICS, INC.	B-4	2022 PROXY STATEMENT

APPENDIX B: Surmodics, Inc. 2019 Equity Incentive Plan (As amended and restated [February 10, 2022])

(e) Finality of Decisions. The Committee’s interpretation of the Plan and of any Award or Agreement made under the Plan and all related decisions or resolutions of the Board or Committee shall be final and binding on all parties with an interest therein.

(f) Indemnification. Each person who is or has been a member of the Committee or of the Board, and any other person to whom the Committee delegates authority under the Plan, shall be indemnified by the Company, to the maximum extent permitted by law, against liabilities and expenses imposed upon or reasonably incurred by such person in connection with or resulting from any claims against such person by reason of the performance of the individual’s duties under the Plan. This right to indemnification is conditioned upon such person providing the Company an opportunity, at the Company’s expense, to handle and defend the claims before such person undertakes to handle and defend them on such person’s own behalf. The Company will not be required to indemnify any person for any amount paid in settlement of a claim unless the Company has first consented in writing to the settlement. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such person or persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise.

4. Shares Available Under the Plan.

(a) Maximum Shares Available. Subject to Section 4(b) and to adjustment as provided in Section 12(a), the number of Shares that may be the subject of Awards and issued under the Plan shall be 1,900,000. No further awards may be made under the Prior Plan after the effective date of this Plan. Shares issued under the Plan may come from authorized and unissued shares. In determining the number of Shares to be counted against this share reserve in connection with any Award, the following rules shall apply:

(1) Shares that are subject to Awards of Options or Stock Appreciation Rights shall be counted against the share reserve as one Share for every one Share granted.

(2) Shares that are subject to Full Value Awards shall be counted against the share reserve as one and one-half (1.50) Shares for every one Share granted.

(3) Where the number of Shares subject to an Award is variable on the Grant Date, the number of Shares to be counted against the share reserve shall be the maximum number of Shares that could be received under that particular Award, until such time as it can be determined that only a lesser number of shares could be received.

(4) Where two or more types of Awards are granted to a Participant in tandem with each other, such that the exercise of one type of Award with respect to a number of Shares cancels at least an equal number of Shares of the other, the number of Shares to be counted against the share reserve shall be the largest number of Shares that would be counted against the share reserve under either of the Awards.

(5) Shares subject to Substitute Awards shall not be counted against the share reserve, nor shall they reduce the Shares authorized for grant to a Participant in any calendar year.

(6) Awards that may be settled solely in cash shall not be counted against the share reserve, nor shall they reduce the Shares authorized for grant to a Participant in any calendar year.

(b) Effect of Forfeitures and Other Actions. Any Shares subject to an Award, or to an award granted under the Prior Plan that is outstanding on the effective date of this Plan (a “Prior Plan Award”), that expires, is cancelled or forfeited or is settled for cash shall, to the extent of such cancellation, forfeiture, expiration or cash settlement, again become available for Awards under this Plan, and the share reserve under Section 4(a) shall be correspondingly replenished as provided in Section 4(c) below. The following Shares shall not, however, again become available for Awards or replenish the share reserve under Section 4(a): (i) Shares tendered (either actually or by attestation) by the Participant or withheld by the Company in payment of the exercise price of a stock option issued under this Plan or the Prior Plan, (ii) Shares tendered (either actually or by attestation) by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to an award under this Plan or the Prior Plan, (iii) Shares repurchased by the Company with proceeds received from the exercise of a stock option issued under this Plan or the Prior Plan, and (iv) Shares subject to a stock appreciation right award issued under this Plan or the Prior Plan that are not issued in connection with the stock settlement of that award upon its exercise.

(c) Counting Shares Again Available. Each Share that again becomes available for Awards as provided in Section 4(b) shall correspondingly increase the share reserve under Section 4(a), with such increase based on the same share ratio by which the applicable share reserve was decreased upon the grant of the applicable award.

SURMODICS, INC.	B-5	2022 PROXY STATEMENT

APPENDIX B: Surmodics, Inc. 2019 Equity Incentive Plan (As amended and restated [February 10, 2022])

(d) Effect of Plans Operated by Acquired Companies. If a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by shareholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall supplement the Share reserve under Section 4(a). Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan absent the acquisition or combination, and shall only be made to individuals who were not Employees or Non-Employee Directors prior to such acquisition or combination.

(e) No Fractional Shares. Unless otherwise determined by the Committee, the number of Shares subject to an Award shall always be a whole number. No fractional Shares may be issued under the Plan, but the Committee may, in its discretion, adopt any rounding convention it deems suitable or pay cash in lieu of any fractional Share in settlement of an Award.

5. Eligibility. Participation in the Plan is limited to Service Providers. Incentive Stock Options may only be granted to Employees.

6. General Terms of Awards.

(a) Award Agreement. Each Award shall be evidenced by an Agreement setting forth the amount of the Award together with such other terms and conditions applicable to the Award (and not inconsistent with the Plan) as determined by the Committee. An Award to a Participant may be made singly or in combination with any form of Award. Two types of Awards may be made in tandem with each other such that the exercise of one type of Award with respect to a number of Shares reduces the number of Shares subject to the related Award by at least an equal amount.

(b) Vesting and Term. Each Agreement shall set forth the period until the applicable Award is scheduled to vest and, if applicable, expire (which shall not be more than ten years from the Grant Date), and the applicable vesting conditions and any applicable performance period. The Committee may provide in an Agreement for such vesting conditions and timing as it may determine.

(c) Transferability. Except as provided in this Section 6(c), (i) during the lifetime of a Participant, only the Participant or the Participant’s guardian or legal representative may exercise an Option or SAR, or receive payment with respect to any other Award; and (ii) no Award may be sold, assigned, transferred, exchanged or encumbered, voluntarily or involuntarily, other than by will or the laws of descent and distribution. Any attempted transfer in violation of this Section 6(c) shall be of no effect. The Committee may, however, provide in an Agreement or otherwise that an Award (other than an Incentive Stock Option) may be transferred pursuant to a domestic relations order or may be transferable by gift to any “family member” (as defined in General Instruction A.1(a)(5) to Form S-8 under the Securities Act of 1933) of the Participant. Any Award held by a transferee shall continue to be subject to the same terms and conditions that were applicable to that Award immediately before the transfer thereof. For purposes of any provision of the Plan relating to notice to a Participant or to acceleration or termination of an Award upon the death or termination of Service of a Participant, the references to “Participant” shall mean the original grantee of an Award and not any transferee.

(d) Designation of Beneficiary. To the extent permitted by the Committee, a Participant may designate a beneficiary or beneficiaries to exercise any Award or receive a payment under any Award that is exercisable or payable on or after the Participant’s death. Any such designation shall be on a form approved by the Company and shall be effective upon its receipt by the Company.

(e) Termination of Service. Unless otherwise provided in an applicable Agreement or another then-effective written agreement between a Participant and the Company, and subject to Section 12 of this Plan, if a Participant’s Service with the Company and all of its Affiliates terminates, the following provisions shall apply (in all cases subject to the scheduled expiration of an Option or SAR Award, as applicable):

(1) Upon termination of Service for Cause, or upon conduct during a post-termination exercise period that would constitute Cause, all unexercised Option and SAR Awards and all unvested portions of any other outstanding Awards shall be immediately forfeited without consideration.

(2) Upon termination of Service for any other reason, all unvested and unexercisable portions of any outstanding Awards shall be immediately forfeited without consideration.

SURMODICS, INC.	B-6	2022 PROXY STATEMENT

APPENDIX B: Surmodics, Inc. 2019 Equity Incentive Plan (As amended and restated [February 10, 2022])

(3) Upon termination of Service for any reason other than Cause, death or Disability, the currently vested and exercisable portions of Option and SAR Awards may be exercised for a period of three months after the date of such termination. However, if a Participant thereafter dies during such three-month period, the vested and exercisable portions of the Option and SAR Awards may be exercised for a period of six months after the date of such termination.

(4) Upon termination of Service due to death or Disability, the currently vested and exercisable portions of Option and SAR Awards may be exercised for a period of six months after the date of such termination.

(f) Rights as Shareholder. No Participant shall have any rights as a shareholder with respect to any Shares covered by an Award unless and until the date the Participant becomes the holder of record of the Shares, if any, to which the Award relates.

(g) Performance-Based Awards. Any Award may be granted as a performance-based Award if the Committee establishes one or more measures of corporate, business unit or individual performance which must be attained, and the performance period over which the specified performance is to be attained, as a condition to the grant, vesting, exercisability, lapse of restrictions and/or settlement in cash or Shares of such Award. In connection with any such Award, the Committee shall determine the extent to which performance measures have been attained and other applicable terms and conditions have been satisfied, and the degree to which the grant, vesting, exercisability, lapse of restrictions and/or settlement of such Award has been earned. The Committee shall also have the authority to provide, in an Agreement or otherwise, for the modification of a performance period and/or adjustments to or waivers of the achievement of performance goals under specified circumstances such as (i) the occurrence of events that are unusual in nature or infrequently occurring, such as a Change in Control, an equity restructuring (as described in Section 12(a)), acquisitions, divestitures, restructuring activities, recapitalizations, or asset write-downs, (ii) a change in applicable tax laws or accounting principles, or (iii) the Participant’s death or Disability.

(h) Dividends and Dividend Equivalents. No dividends, dividend equivalents or distributions will be paid with respect to Shares subject to an Option or SAR Award. Any dividends or distributions payable with respect to Shares that are subject to the unvested portion of a Restricted Stock Award will be subject to the same restrictions and risk of forfeiture as the Shares to which such dividends or distributions relate. In its discretion, the Committee may provide in an Award Agreement for a Stock Unit Award or an Other Stock-Based Award that the Participant will be entitled to receive dividend equivalents, based on dividends actually declared and paid on outstanding Shares, on the units or other Share equivalents subject to the Stock Unit Award or Other Stock-Based Award, and such dividend equivalents will be subject to the same restrictions and risk of forfeiture as the units or other Share equivalents to which such dividend equivalents relate. The additional terms of any such dividend equivalents will be as set forth in the applicable Agreement, including the time and form of payment and whether such dividend equivalents will be credited with interest or deemed to be reinvested in additional units or Share equivalents. Any Shares issued or issuable during the term of this Plan as the result of the reinvestment of dividends or the deemed reinvestment of dividend equivalents in connection with an Award or a Prior Plan Award shall be counted against, and replenish upon any subsequent forfeiture, the Plan’s share reserve as provided in Section 4.

(i) Deferrals of Full Value Awards. The Committee may, in its discretion, permit or require the deferral by a Participant of the issuance of Shares or payment of cash in settlement of any Full Value Award, subject to such terms, conditions, rules and procedures as it may establish or prescribe for such purpose and with the intention of complying with the applicable requirements of Code Section 409A. The terms, conditions, rules and procedures for any such deferral shall be set forth in writing in the relevant Agreement or in such other agreement, plan or document as the Committee may determine, or some combination of such documents. The terms, conditions, rules and procedures for any such deferral shall address, to the extent relevant, matters such as: (i) the amount of compensation that may or must be deferred (or the method for calculating the amount); (ii) the permissible time(s) and form(s) of payment of deferred amounts; (iii) the terms and conditions of any deferral elections by a Participant or of any deferral required by the Company; and (iv) the crediting of interest or dividend equivalents on deferred amounts.

7. Stock Option Awards.

(a) Type and Exercise Price. The Agreement pursuant to which an Option Award is granted shall specify whether the Option is an Incentive Stock Option or a Non-Qualified Stock Option. The exercise price at which each Share subject to an Option Award may be purchased shall be determined by the Committee and set forth in the Agreement, and shall not be less than the Fair Market Value of a Share on the Grant Date, except in the case of Substitute Awards (to the extent consistent with Code Section 409A and, in the case of Incentive Stock Options, Code Section 424).

(b) Payment of Exercise Price. The purchase price of the Shares with respect to which an Option Award is exercised shall be payable in full at the time of exercise. The purchase price may be paid in cash or in such other manner as the Committee may permit,

SURMODICS, INC.	B-7	2022 PROXY STATEMENT

APPENDIX B: Surmodics, Inc. 2019 Equity Incentive Plan (As amended and restated [February 10, 2022])

including by payment under a broker-assisted sale and remittance program, by withholding Shares otherwise issuable to the Participant upon exercise of the Option or by delivery to the Company of Shares (by actual delivery or attestation) already owned by the Participant (in either case, such Shares having a Fair Market Value as of the date the Option is exercised equal to the purchase price of the Shares being purchased).

(c) Exercisability and Expiration. Each Option Award shall be exercisable in whole or in part on the terms provided in the Agreement. No Option Award shall be exercisable at any time after its scheduled expiration. When an Option Award is no longer exercisable, it shall be deemed to have terminated.

(d) Incentive Stock Options.

(1) An Option Award will constitute an Incentive Stock Option Award only if the Participant receiving the Option Award is an Employee, and only to the extent that (i) it is so designated in the applicable Agreement and (ii) the aggregate Fair Market Value (determined as of the Option Award’s Grant Date) of the Shares with respect to which Incentive Stock Option Awards held by the Participant first become exercisable in any calendar year (under the Plan and all other plans of the Company and its Affiliates) does not exceed $100,000 or such other amount specified by the Code. To the extent an Option Award granted to a Participant exceeds this limit, the Option Award shall be treated as a Non-Qualified Stock Option Award. The maximum number of Shares that may be issued upon the exercise of Incentive Stock Option Awards under the Plan shall be the number specified in the first sentence of Section 4(a), subject to adjustment as provided in Section 12(a).

(2) No Participant may receive an Incentive Stock Option Award under the Plan if, immediately after the grant of such Award, the Participant would own (after application of the rules contained in Code Section 424(d)) Shares possessing more than 10% of the total combined Voting Power of all classes of stock of the Company or an Affiliate, unless (i) the per Share exercise price for such Award is at least 110% of the Fair Market Value of a Share on the Grant Date and (ii) such Award will expire no later than five years after its Grant Date.

(3) For purposes of continued Service by a Participant who has been granted an Incentive Stock Option Award, no approved leave of absence may exceed three months unless reemployment upon expiration of such leave is provided by statute or contract. If reemployment is not so provided, then on the date six months following the first day of such leave, any Incentive Stock Option held by the Participant shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Non-Qualified Stock Option.

(4) If an Incentive Stock Option Award is exercised after the expiration of the exercise periods that apply for purposes of Code Section 422, such Option shall thereafter be treated as a Non-Qualified Stock Option.

(5) The Agreement covering an Incentive Stock Option Award shall contain such other terms and provisions that the Committee determines necessary to qualify the Option Award as an Incentive Stock Option Award.

8. Stock Appreciation Right Awards.

(a) Nature of Award. An Award of Stock Appreciation Rights shall be subject to such terms and conditions as are determined by the Committee, and shall provide a Participant the right to receive upon exercise of the SAR Award all or a portion of the excess of (i) the Fair Market Value as of the date of exercise of the SAR Award of the number of Shares as to which the SAR Award is being exercised, over (ii) the aggregate exercise price for such number of Shares. The per Share exercise price for any SAR Award shall be determined by the Committee and set forth in the applicable Agreement, and shall not be less than the Fair Market Value of a Share on the Grant Date, except in the case of Substitute Awards (to the extent consistent with Code Section 409A).

(b) Exercise of SAR. Each SAR Award may be exercisable in whole or in part at the times, on the terms and in the manner provided in the Agreement. No SAR Award shall be exercisable at any time after its scheduled expiration. When a SAR Award is no longer exercisable, it shall be deemed to have terminated. Upon exercise of a SAR Award, payment to the Participant shall be made at such time or times as shall be provided in the Agreement in the form of cash, Shares or a combination of cash and Shares as determined by the Committee. The Agreement may provide for a limitation upon the amount or percentage of the total appreciation on which payment (whether in cash and/or Shares) may be made in the event of the exercise of a SAR Award.

SURMODICS, INC.	B-8	2022 PROXY STATEMENT

APPENDIX B: Surmodics, Inc. 2019 Equity Incentive Plan (As amended and restated [February 10, 2022])

9. Restricted Stock Awards.

(a) Vesting and Consideration. Shares subject to a Restricted Stock Award shall be subject to vesting and the lapse of applicable restrictions based on such conditions or factors and occurring over such period of time as the Committee may determine in its discretion. The Committee may provide whether any consideration other than Services must be received by the Company or any Affiliate as a condition precedent to the grant of a Restricted Stock Award, and may correspondingly provide for Company reacquisition or repurchase rights if such additional consideration has been required and some or all of a Restricted Stock Award does not vest.

(b) Shares Subject to Restricted Stock Awards. Unvested Shares subject to a Restricted Stock Award shall be evidenced by a book-entry in the name of the Participant with the Company’s transfer agent or by one or more Stock certificates issued in the name of the Participant. Any such Stock certificate shall be deposited with the Company or its designee, together with an assignment separate from the certificate, in blank, signed by the Participant, and bear an appropriate legend referring to the restricted nature of the Restricted Stock evidenced thereby. Any book-entry shall be subject to comparable restrictions and corresponding stop transfer instructions. Upon the vesting of Shares of Restricted Stock, and the Company’s determination that any necessary conditions precedent to the release of vested Shares (such as satisfaction of tax withholding obligations and compliance with applicable legal requirements) have been satisfied, such vested Shares shall be made available to the Participant in such manner as may be prescribed or permitted by the Committee. Except as otherwise provided in the Plan or an applicable Agreement, a Participant with a Restricted Stock Award shall have all the rights of a shareholder, including the right to vote the Shares of Restricted Stock.

10. Stock Unit Awards.

(a) Vesting and Consideration. A Stock Unit Award shall be subject to vesting and the lapse of applicable restrictions based on such conditions or factors and occurring over such period of time as the Committee may determine in its discretion. If vesting of a Stock Unit Award is conditioned on the achievement of specified performance goals, the extent to which they are achieved over the specified performance period shall determine the number of Stock Units that will be earned and eligible to vest, which may be greater or less than the target number of Stock Units stated in the Agreement. The Committee may provide whether any consideration other than Services must be received by the Company or any Affiliate as a condition precedent to the settlement of a Stock Unit Award.

(b) Settlement of Award. Following the vesting of a Stock Unit Award, and the Company’s determination that any necessary conditions precedent to the settlement of the Award (such as satisfaction of tax withholding obligations and compliance with applicable legal requirements) have been satisfied, settlement of the Award and payment to the Participant shall be made at such time or times in the form of cash, Shares (which may themselves be considered Restricted Stock under the Plan) or a combination of cash and Shares as determined by the Committee.

11. Other Stock-Based Awards. The Committee may from time to time grant Shares and other Awards that are valued by reference to and/or payable in whole or in part in Shares under the Plan. The Committee shall determine the terms and conditions of such Awards, which shall be consistent with the terms and purposes of the Plan. The Committee may direct the Company to issue Shares subject to restrictive legends and/or stop transfer instructions that are consistent with the terms and conditions of the Award to which the Shares relate.

12. Changes in Capitalization, Corporate Transactions, Change in Control.

(a) Adjustments for Changes in Capitalization. In the event of any equity restructuring (within the meaning of FASB ASC Topic 718) that causes the per share value of Shares to change, such as a stock dividend, stock split, spinoff, rights offering or recapitalization through an extraordinary dividend, the Committee shall make such adjustments as it deems equitable and appropriate to (i) the aggregate number and kind of Shares or other securities issued or reserved for issuance under the Plan, (ii) the number and kind of Shares or other securities subject to outstanding Awards, (iii) the exercise price of outstanding Options and SARs, and (iv) any maximum limitations prescribed by the Plan with respect to certain types of Awards or the grants to individuals of certain types of Awards. In the event of any other change in corporate capitalization, including a merger, consolidation, reorganization, or partial or complete liquidation of the Company, such equitable adjustments described in the foregoing sentence may be made as determined to be appropriate and equitable by the Committee to prevent dilution or enlargement of rights of Participants. In either case, any such adjustment shall be conclusive and binding for all purposes of the Plan. No adjustment shall be made pursuant to this Section 12(a) in connection with the conversion of any convertible securities of the Company, or in a manner that would cause Incentive Stock Options to violate Section 422(b) of the Code or cause an Award to be subject to adverse tax consequences under Section 409A of the Code.

SURMODICS, INC.	B-9	2022 PROXY STATEMENT

APPENDIX B: Surmodics, Inc. 2019 Equity Incentive Plan (As amended and restated [February 10, 2022])

(b) Change in Control Consequences. Unless otherwise provided in an applicable Agreement or another written agreement between a Participant and the Company, in the event of a Change in Control, the Board or the Committee may take one or more of the following actions with respect to outstanding Awards, which actions may vary among individual Participants and among Awards held by an individual Participant, and are conditioned in each case upon the closing or completion of the Change in Control:

(1) Provide for the continuance by the Company, or the assumption or replacement by the surviving or successor corporation (or its Parent) in the Change in Control, of Awards that were outstanding as of the date of the Change in Control. For purposes of this paragraph 12(b)(1), an Award shall be considered assumed or replaced if, in connection with the Change in Control and in a manner consistent with Code Section 409A (and Code Section 424 if the Award is an ISO), either (i) the contractual obligations represented by the Award are expressly assumed by the surviving or successor entity (or its Parent) with appropriate adjustments to the number and type of securities subject to the Award and the exercise price thereof that preserves the intrinsic value of the Award existing at the time of the Change in Control, or (ii) the Participant has received a comparable award that preserves the intrinsic value of the Award existing at the time of the Change in Control and is subject to substantially similar terms and conditions as the Award.

(2) Equitably accelerate (i) the vesting and exercisability of any outstanding Option and SAR Awards and (ii) the vesting and corresponding lapse of forfeiture conditions and other restrictions on any other outstanding Awards. In the case of a performance-based Award, the amount of the Award subject to such accelerated vesting shall (i) be based on a determination by the Board or Committee of the degree to which any performance-based vesting or payment conditions have been satisfied prior to the Change in Control, or (ii) if such a determination is not practicable, be based on an assumed target level of performance over the performance period. The Board or Committee may, in its discretion, pro rate the portion of an Award subject to accelerated vesting based on the portion of the performance or vesting period that has elapsed prior to the Change in Control. The Board or Committee shall provide written notice of the period of accelerated exercisability of Option and SAR Awards to all affected Participants.

(3) Terminate this Plan, cancel outstanding Option and SAR Awards not exercised prior to a date specified by the Board or Committee (which date shall give Participants a reasonable period of time in which to exercise the Option or SAR Awards prior to the effectiveness of such Change in Control), and cancel any other outstanding Awards that have not vested and for which the forfeiture conditions have not lapsed.

(4) Provide for the cancellation of any outstanding Option or SAR Award in exchange for a cash payment to the Participant holding such Award in an amount equal to the difference, if any, between (i) the fair market value (as determined in good faith by the Committee) of the consideration that would otherwise be received in the Change in Control transaction for the number of Shares subject to the Award as of the effective date of such Change in Control, or, if no consideration is to be received by holders of Shares in the Change in Control transaction, the Fair Market Value of such number of Shares on the date immediately preceding the effective date of the Change in Control, and (ii) the aggregate exercise price of the Shares subject to such Award. If the amount determined pursuant to the preceding sentence is not a positive number with respect to any Award, such Award may be canceled without payment of any kind to the affected Participant.

(5) Provide for the cancellation of any outstanding Full Value Award in exchange for a cash payment to the Participant holding such Award in an amount equal to the fair market value (as determined in good faith by the Committee) of the consideration that would otherwise be received in the Change in Control transaction for the number of Shares subject to the Award as of the effective date of such Change in Control, or, if no consideration is to be received by holders of Shares in the Change in Control transaction, the Fair Market Value of such number of Shares on the date immediately preceding the effective date of the Change in Control. In the case of a performance-based Full Value Award, the number of Shares subject to such Award for purposes of this Section 12(b)(5) shall be determined in the manner specified in the second sentence of Section 12(b)(2).

(6) Payment of any amount under Section 12(b)(4) or 12(b)(5) shall be made in such form, on such terms and subject to such conditions as the Committee determines in its discretion, which may or may not be the same as the form, terms and conditions applicable to payments to the Company’s shareholders in connection with the Change in Control transaction, and may, in the Committee’s discretion, include subjecting such payments to vesting conditions comparable to those of the Award canceled, subjecting such payments to escrow or holdback terms comparable to those imposed upon the Company’s shareholders under the Change in Control transaction, or calculating and paying the present value of payments that would otherwise be subject to escrow or holdback terms. The Board or Committee may, in lieu of such cash payments, distribute to such Participant Shares or shares of stock of any corporation succeeding the Company by reason of such Change in Control, such shares having a Fair Market Value as of the date immediately preceding

SURMODICS, INC.	B-10	2022 PROXY STATEMENT

APPENDIX B: Surmodics, Inc. 2019 Equity Incentive Plan (As amended and restated [February 10, 2022])

the effective date of such Change in Control equal to the amount of the cash payment provided for in Section 12(b)(4) or 12(b)(5), as applicable.

The grant of an Award pursuant to the Plan shall not limit in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge, exchange or consolidate or to dissolve, liquidate, sell or transfer all or any part of its business or assets.

(c) Dissolution or Liquidation. Unless otherwise provided in an applicable Agreement, in the event of a proposed dissolution or liquidation of the Company, the Committee will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. An Award will terminate immediately prior to the consummation of such proposed action.

13. Plan Participation and Service Provider Status. Status as a Service Provider shall not be construed as a commitment that any Award will be made under the Plan to that Service Provider or to eligible Service Providers generally. Nothing in the Plan or in any Agreement or related documents shall confer upon any Service Provider or Participant any right to continued Service with the Company or any Affiliate, nor shall it interfere with or limit in any way any right of the Company or any Affiliate to terminate the person’s Service at any time with or without Cause or change such person’s compensation, other benefits, job responsibilities or title.

14. Tax Withholding. The Company or any Affiliate, as applicable, shall have the right to (i) withhold from any cash payment under the Plan or any other compensation owed to a Participant an amount sufficient to cover any required withholding taxes related to the grant, vesting, exercise or settlement of an Award, and (ii) require a Participant or other person receiving Shares under the Plan to pay a cash amount sufficient to cover any required withholding taxes before actual receipt of those Shares. In lieu of all or any part of a cash payment from a person receiving Shares under the Plan, the Committee may permit the Participant to satisfy all or any part of the required tax withholding obligations (but not to exceed the maximum individual statutory tax rate in each applicable jurisdiction) by authorizing the Company to withhold a number of the Shares that would otherwise be delivered to the Participant pursuant to the Award, or by transferring to the Company Shares already owned by the Participant, with the Shares so withheld or delivered having a Fair Market Value on the date the taxes are required to be withheld equal to the amount of taxes to be withheld.

15. Effective Date, Duration, Amendment and Termination of the Plan.

(a) Effective Date. The Plan shall become effective on the date it is approved by the Company’s shareholders, which shall be considered the date of its adoption for purposes of Treasury Regulation §1.422-2(b)(2)(i). No Awards shall be made under the Plan prior to its effective date. If the Company’s shareholders fail to approve the Plan by December 17, 2019, the Plan will be of no further force or effect.

(b) Duration of the Plan. The Plan shall remain in effect until all Shares subject to it are distributed, all Awards have expired or terminated, the Plan is terminated pursuant to Section 15(c), or the tenth anniversary of the effective date of the Plan, whichever occurs first (the “Termination Date”). Awards made before the Termination Date shall continue to be outstanding in accordance with their terms and the terms of the Plan unless otherwise provided in the applicable Agreements.

(c) Amendment and Termination of the Plan. The Board may at any time terminate, suspend or amend the Plan. The Company shall submit any amendment of the Plan to its shareholders for approval only to the extent required by applicable laws or regulations or the rules of any securities exchange on which the Shares may then be listed. No termination, suspension, or amendment of the Plan may materially impair the rights of any Participant under a previously granted Award without the Participant’s consent, unless such action is necessary to comply with applicable law or stock exchange rules.

(d) Amendment of Awards. Subject to Section 15(e), the Committee may unilaterally amend the terms of any Agreement evidencing an Award previously granted, except that no such amendment may materially impair the rights of any Participant under the applicable Award without the Participant’s consent, unless such amendment is necessary to comply with applicable law or stock exchange rules or any compensation recovery policy as provided in Section 16(i).

(e) No Option or SAR Repricing. Except as provided in Section 12(a), no Option or Stock Appreciation Right Award granted under the Plan may be (i) amended to decrease the exercise price thereof, (ii) cancelled in conjunction with the grant of any new Option or Stock Appreciation Right Award with a lower exercise price, (iii) cancelled in exchange for cash, other property or the grant of any Full Value Award at a time when the per share exercise price of the Option or Stock Appreciation Right Award is greater than the current Fair Market Value of a Share, or (iv) otherwise subject to any action that would be treated under accounting rules as a “repricing” of such Option or Stock Appreciation Right Award, unless such action is first approved by the Company’s shareholders.

SURMODICS, INC.	B-11	2022 PROXY STATEMENT

APPENDIX B: Surmodics, Inc. 2019 Equity Incentive Plan (As amended and restated [February 10, 2022])

16. Other Provisions.

(a) Unfunded Plan. The Plan shall be unfunded and the Company shall not be required to segregate any assets that may at any time be represented by Awards under the Plan. Neither the Company, its Affiliates, the Committee, nor the Board shall be deemed to be a trustee of any amounts to be paid under the Plan nor shall anything contained in the Plan or any action taken pursuant to its provisions create or be construed to create a fiduciary relationship between the Company and/or its Affiliates, and a Participant. To the extent any person has or acquires a right to receive a payment in connection with an Award under the Plan, this right shall be no greater than the right of an unsecured general creditor of the Company.

(b) Limits of Liability. Except as may be required by law, neither the Company nor any member of the Board or of the Committee, nor any other person participating (including participation pursuant to a delegation of authority under Section 3(d) of the Plan) in any determination of any question under the Plan, or in the interpretation, administration or application of the Plan, shall have any liability to any party for any action taken, or not taken, in good faith under the Plan.

(c) Compliance with Applicable Legal Requirements and Company Policies. No Shares distributable pursuant to the Plan shall be issued and delivered unless and until the issuance of the Shares complies with all applicable legal requirements, including compliance with the provisions of applicable state and federal securities laws, and the requirements of any securities exchanges on which the Shares may, at the time, be listed. During any period in which the offering and issuance of Shares under the Plan is not registered under federal or state securities laws, Participants shall acknowledge that they are acquiring Shares under the Plan for investment purposes and not for resale, and that Shares may not be transferred except pursuant to an effective registration statement under, or an exemption from the registration requirements of, such securities laws. Any stock certificate or book-entry evidencing Shares issued under the Plan that are subject to securities law restrictions shall bear or be accompanied by an appropriate restrictive legend or stop transfer instruction. Notwithstanding any other provision of this Plan, the acquisition, holding or disposition of Shares acquired pursuant to the Plan shall in all events be subject to compliance with applicable Company policies, including those relating to insider trading, pledging or hedging transactions, minimum post-vesting holding periods and stock ownership guidelines, and to forfeiture or recovery of compensation as provided in Section 16(i).

(d) Other Benefit and Compensation Programs. Payments and other benefits received by a Participant under an Award made pursuant to the Plan shall not be deemed a part of a Participant’s regular, recurring compensation for purposes of the termination, indemnity or severance pay laws of any country and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan, contract or similar arrangement provided by the Company or an Affiliate unless expressly so provided by such other plan, contract or arrangement, or unless the Committee expressly determines that an Award or portion of an Award should be included to accurately reflect competitive compensation practices or to recognize that an Award has been made in lieu of a portion of competitive cash compensation.

(e) Governing Law. To the extent that federal laws do not otherwise control, the Plan and all determinations made and actions taken pursuant to the Plan shall be governed by the laws of the State of Minnesota without regard to its conflicts-of-law principles and shall be construed accordingly.

(f) Severability. If any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

(g) Code Section 409A. It is intended that (i) all Awards of Options, SARs and Restricted Stock under the Plan will not provide for the deferral of compensation within the meaning of Code Section 409A and thereby be exempt from Code Section 409A, and (ii) all other Awards under the Plan will either not provide for the deferral of compensation within the meaning of Code Section 409A, or will comply with the requirements of Code Section 409A, and Awards shall be structured and the Plan administered and interpreted in accordance with this intent. The Plan and any Agreement may be unilaterally amended by the Company in any manner deemed necessary or advisable by the Committee or Board in order to maintain such exemption from or compliance with Code Section 409A, and any such amendment shall conclusively be presumed to be necessary to comply with applicable law. Notwithstanding anything to the contrary in the Plan or any Agreement, with respect to any Award that constitutes a deferral of compensation subject to Code Section 409A:

(1) If any amount is payable under such Award upon a termination of Service, a termination of Service will be deemed to have occurred only at such time as the Participant has experienced a “separation from service” as such term is defined for purposes of Code Section 409A;

SURMODICS, INC.	B-12	2022 PROXY STATEMENT

APPENDIX B: Surmodics, Inc. 2019 Equity Incentive Plan (As amended and restated [February 10, 2022])

(2) If any amount shall be payable with respect to any such Award as a result of a Participant’s “separation from service” at such time as the Participant is a “specified employee” within the meaning of Code Section 409A, then no payment shall be made, except as permitted under Code Section 409A, prior to the first business day after the earlier of (i) the date that is six months after the Participant’s separation from service or (ii) the Participant’s death. Unless the Committee has adopted a specified employee identification policy as contemplated by Code Section 409A, specified employees will be identified in accordance with the default provisions specified under Code Section 409A.

None of the Company, the Board, the Committee nor any other person involved with the administration of this Plan shall (i) in any way be responsible for ensuring the exemption of any Award from, or compliance by any Award with, the requirements of Code Section 409A, (ii) have any obligation to design or administer the Plan or Awards granted thereunder in a manner that minimizes a Participant’s tax liabilities, including the avoidance of any additional tax liabilities under Code Section 409A, and (iii) shall have any liability to any Participant for any such tax liabilities.

(h) Rule 16b-3. It is intended that the Plan and all Awards granted pursuant to it shall be administered by the Committee so as to permit the Plan and Awards to comply with Exchange Act Rule 16b-3. If any provision of the Plan or of any Award would otherwise frustrate or conflict with the intent expressed in this Section 16(h), that provision to the extent possible shall be interpreted and deemed amended in the manner determined by the Committee so as to avoid the conflict. To the extent of any remaining irreconcilable conflict with this intent, the provision shall be deemed void as applied to Participants subject to Section 16 of the Exchange Act to the extent permitted by law and in the manner deemed advisable by the Committee.

(i) Forfeiture and Compensation Recovery.

(1) The Committee may specify in an Agreement that the Participant’s rights, payments, and benefits with respect to an Award will be subject to reduction, cancellation, forfeiture or recovery by the Company upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include termination of Service for Cause; violation of any material Company or Affiliate policy; breach of noncompetition, non-solicitation or confidentiality provisions that apply to the Participant; a determination that the payment of the Award was based on an incorrect determination that financial or other criteria were met or other conduct by the Participant that is detrimental to the business or reputation of the Company or its Affiliates.

(2) Awards and any compensation associated therewith may be made subject to forfeiture, recovery by the Company or other action pursuant to any compensation recovery policy adopted by the Board or the Committee at any time, including in response to the requirements of Section 10D of the Exchange Act and any implementing rules and regulations thereunder, or as otherwise required by law. Any Agreement may be unilaterally amended by the Committee to comply with any such compensation recovery policy.

SURMODICS, INC.	B-13	2022 PROXY STATEMENT

SURMODICS, INC. C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS P.O. BOX 1342 BRENTWOOD, NY 11717 SCAN TO VIEW MATERIALS & VOTE VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/SRDX22 You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D64637-P62743 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY SURMODICS, INC. For All Withhold All For All Except To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees: 01) Ronald B. Kalich 02) Gary R. Maharaj The Board of Directors recommends you vote FOR the following proposals: For Against Abstain 2. Set the number of directors at six (6); 3. Ratify the appointment of Deloitte & Touche LLP as Surmodics' independent registered public accounting firm for fiscal year 2022; 4. Approve, in a non-binding advisory vote, the Company's executive compensation; and 5. Approve an amendment to the Surmodics, Inc. 2019 Equity Incentive Plan. NOTE: To consider and act upon such other matters as may properly come before the meeting or any adjournment or postponement of the meeting. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Jointly owned shares will be voted as directed unless another owner instructs to the contrary, in which case, the shares will not be voted. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and 10K are available at www.proxyvote.com. D64638-P62743 SURMODICS, INC. Annual Meeting of Shareholders February 10, 2022 4:00 PM This proxy is solicited by the Board of Directors The shareholder(s) hereby appoint(s) Gary R. Maharaj and Gordon S. Weber, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this proxy, all of the shares of common stock of SURMODICS, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 4:00 PM, CST on February 10, 2022 as a virtual meeting at www.virtualshareholdermeeting.com/SRDX22, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side